As filed with the Securities and Exchange Commission on November 23, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lazydays Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5500	82-4183498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6130 Lazy Days Blvd.
Seffner, Florida 33584
Telephone: (813) 246-4999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William P. Murnane
Chairman and Chief Executive Officer
Lazydays Holdings, Inc.
6130 Lazy Days Boulevard
Seffner, Florida 33584
Telephone: (813) 246-4999
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send a copy of all communications to:
Robert J. Grammig

Michael M. Mills

Kristin L. Padgett
Holland & Knight LLP
100 North Tampa Street
Suite 4100
Tampa, Florida 33602
Telephone: (813) 227-8500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Shares of Common Stock, par value $0.0001 per share	1,712,912		$20.83	(2)	$35,679,957		$3,307.53
Shares of Series A Preferred Stock, par value $0.0001 per share	600,000		$100.00	(3)	$60,000,000		$5,562
PIPE Warrants, each to purchase one share of Common Stock	1,280,915		$4.74	(4)	$6,071,537.10	$	⸺	(5)
Pre-funded Warrants, each to purchase one share of Common Stock	300,357		$8.74	(4)	$2,625,120.18	$	⸺	(5)
Public Warrants, each to purchase 1/2 share of Common Stock	54,500		$4.74	(4)	$258,330	$	⸺	(5)
Shares of Common Stock, par value $0.0001 per share, underlying outstanding Series A Preferred Stock	5,962,733	(6)	$10.0625	(7)	$60,000,000.80		$5,562
Shares of Common Stock, par value $0.0001 per share, underlying outstanding PIPE Warrants (each to purchase one share of Common Stock)	1,280,915		$16.24	(8)	$20,802,059.60		$1,928.35
Shares of Common Stock, par value $0.0001 per share, underlying outstanding Pre-funded Warrants (each to purchase one share of Common Stock)	300,357		$8.75	(8)	$2,628,123.75		$243.63
Shares of Common Stock, par value $0.0001 per share, underlying outstanding Public Warrants (each to purchase ½ share of Common Stock)	27,250		$16.24	(8)	442,540		$41.02
Total					$188,507,668		$16,644.53

(1)	In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on November 18, 2021.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act based on the original issue price of the Series A Preferred Stock.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(i) of the Securities Act, based upon the average of the high and low sales prices of the Registrant’s warrants as quoted on the OTC Pink marketplace on November 17, 2021 ($4.74) and based upon the original issue price for the pre-funded warrants ($8.74).
(5)	No separate fee due in accordance with Rule 457(i) and Compliance and Disclosure Interpretations, Securities Act Rules, Question 240.06. The applicable registration fee has been allocated to the common stock underlying the PIPE Warrants, Pre-funded Warrants and Public Warrants.
(6)	5,962,733 shares of common stock are issuable upon conversion of the Series A Preferred Stock based on the 600,000 shares of Series A Preferred Stock outstanding multiplied by the conversion rate of 9.9378882 (calculated by dividing the liquidation preference of $100 by the conversion price of $10.0625 as set forth in the Certificate of Designation governing the Series A Preferred Stock).
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) based upon the conversion price of the Series A Preferred Stock of $10.0625.
(8)	In accordance with Rule 457(i) and Compliance and Disclosure Interpretations, Securities Act Rules, Question 240.06, the proposed maximum offering price of the shares of Common Stock underlying the warrants is the sum of the offering price of such warrants as estimated (see footnote 4 ), or $4.74 per share, and the exercise price of such warrants, or $11.50 per share, for a total of $16.24 per share, and for the pre-funded warrants the proposed maximum offering price of the shares of Common Stock underlying the pre-funded warrants is the sum of the offering price of such warrants as estimated (see footnote 4), or $8.74 per share, and the exercise price of the such warrants, or $0.01 per share, for a total of $8.75 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 23, 2021.

PROSPECTUS

1,712,912 shares of Common Stock
600,000 shares of Series A Convertible Preferred Stock
1,635,772 Warrants
5,962,733 shares of Common Stock Issuable upon Conversion of the Series A Preferred Stock
1,608,522 shares of Common Stock Issuable upon Exercise of the Warrants

Lazydays Holdings, Inc.

This prospectus relates to 1,712,912 shares of Common Stock, 600,000 shares of Series A Convertible Preferred Stock which we refer to as the “Series A Preferred Stock,” 1,635,772 warrants to purchase shares of common stock, 5,962,733 shares of common stock issuable upon conversion of the Series A Preferred Stock, and 1,608,522 shares of common stock issuable upon exercise of warrants to purchase shares of common stock of Lazydays Holdings, Inc., a Delaware corporation, that may be sold from time to time by the selling securityholders set forth in this prospectus under the heading “Selling Securityholders” beginning on page 19, which we refer to as the “Selling Securityholders”.

We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $39,322,769 upon the exercise of all of the warrants. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

Information regarding the Selling Securityholders the amounts of shares of common stock, Series A Preferred Stock and warrants that may be sold by them and the times and manner in which they may offer and sell the shares of common stock, Series A Preferred Stock and warrants under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the Nasdaq Capital Market under the symbol “LAZY” and our warrants are quoted on the OTC Pink marketplace under the symbol “LAZYW”. On November 22, 2021, the last reported sale prices of our common stock and warrants were $20.44 per share and $4.50 per warrant, respectively. Our Series A Preferred Stock is not currently listed or quoted on any exchange or marketplace and we do not intend to apply for listing or quotation of our Series A Preferred Stock on any exchange or marketplace in the future.

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors,” which begins on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any securities. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is                               , 2021

About this Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders and their permitted transferees may, from time to time, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders and their permitted transferees may use the shelf registration statement to sell such securities from time to time through any means described in the section entitled “Plan of Distribution.”

Presentation of Market and Industry Data

We use market and industry data throughout this prospectus, particularly in the section entitled “Prospectus Summary.” The market and industry data are based on the good faith estimates of our management, research studies and surveys, independent industry publications and other publicly available information. Industry publications and research studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. These data involve a number of assumptions and limitations, and investors are cautioned not to give undue weight to such estimates. Although we have not independently verified the accuracy or completeness of any third-party information, we believe that the information from these publications and studies included in this prospectus is generally reliable, and the conclusions contained in the third-party information are reasonable. However, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors, before making an investment decision.

Overview

We were originally formed for the purpose of effecting a business combination with one or more businesses or entities. On March 15, 2018, the initial business combination was consummated. As a result, the business of Lazy Days’ R.V. Center, Inc. (“Lazydays RV”) and its subsidiaries became the Company’s business. Accordingly, we are now a holding company operating through our direct and indirect subsidiaries.

Company History

Andina Acquisition Corp. II (“Andina”) was formed as an exempted company incorporated in the Cayman Islands on July 1, 2015 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

From the consummation of the initial public offering of Andina until October 27, 2017, Andina was searching for a suitable target business to acquire. On October 27, 2017, a merger agreement was entered into by and among Andina, Andina II Holdco Corp., a Delaware corporation and wholly owned subsidiary of Andina (“Holdco”), Andina II Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), Lazydays RV and solely for certain purposes set forth in the merger agreement, A. Lorne Weil (the “Merger Agreement”). The Merger Agreement provided for a business combination transaction by means of: (i) the merger of Andina with and into Holdco, with Holdco surviving and becoming a new public company (the “Redomestication Merger”); and (ii) the merger of Lazydays RV with and into Merger Sub with Lazydays RV surviving and becoming a direct wholly owned subsidiary of Holdco (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”). On March 15, 2018, we held an extraordinary general meeting of the shareholders, at which the Andina shareholders approved the Mergers and other related proposals. On the same date, the Mergers were closed. In connection with the Mergers, the business of Lazydays RV and its subsidiaries became the business of Holdco. As a result of the Mergers, the Company’s stockholders and the shareholders of Andina became stockholders of Holdco and the Company changed the name of Holdco to “Lazydays Holdings, Inc.”

Our Business

The Company operates Recreational Vehicle (“RV”) dealerships and offers a comprehensive portfolio of products and services for RV owners and outdoor enthusiasts. The Company generates revenue by providing RV owners and outdoor enthusiasts a full spectrum of products: RV sales, RV-repair and services, financing and insurance products, third-party protection plans, after-market parts and accessories, and RV camping facilities. The Company provides these offerings through its Lazydays branded dealerships. Lazydays is known nationally as The RV Authority®, a registered trademark that has been consistently used by the Company in its marketing and branding communications since 2013. In this prospectus, we refer to Lazydays Holdings, Inc. as “Lazydays,” the “Company,” “Holdco,” “we,” “us,” “our,” and similar words.

The Company believes, based on industry research and management’s estimates, it operates the world’s largest RV dealership, measured in terms of on-site inventory, located on 126 acres outside Tampa, Florida. The Company also has dealerships located at The Villages, Florida; Tucson and Phoenix, Arizona; Minneapolis, Minnesota; Knoxville, Nashville and Maryville, Tennessee; Loveland and Denver, Colorado; Elkhart and Burns Harbor, Indiana; Portland, Oregon; Vancouver, Washington; and Racine, Wisconsin. Lazydays also has a dedicated Service Center location near Houston, Texas (the “Service Center”). Lazydays offers one of the largest selections of leading RV brands in the nation, featuring an extensive assortment of new and pre-owned RVs. The Company has more than 400 service bays across all locations and has RV parts and accessories stores at all locations. Lazydays also has two on-site campgrounds with over 700 RV campsites and operated RV rental fleets in Colorado that were phased out in 2019. The Company employs approximately 1,400 people at its sixteen dealership and service locations. The Company’s locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. The Company believes its dealership and service locations are strategically located in key RV markets. Based on information collected by the Company from reports prepared by Statistical Surveys, these RV markets (Florida, Colorado, Arizona, Minnesota, Tennessee, Indiana, Oregon, Washington and Texas) account for a significant portion of approximately 35% of new RV units sold on an annual basis in the U.S. The Company’s dealerships and service centers in these key markets attract customers from all states, except Hawaii.

The Company attracts new customers primarily through Lazydays dealership locations as well as digital and traditional marketing efforts. Once the Company acquires customers, those customers become part of the Company’s customer database where the Company leverages customized customer relationship management (“CRM”) tools and analytics to actively engage, market and sell its products and services.

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Our principal executive offices are located at 6130 Lazy Days Boulevard, Seffner, Florida 33584 and our telephone number is (813) 246-4999. Our Internet website is www.lazydays.com. Our reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available, free of charge, under the Investor Relations – Finance Information tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

Recent Developments

On October 4, 2021, the Company entered into an agreement for the sale of property to CARS-DB4, LLC (“CARS4”). The Company has entered into a lease agreement with CARS4 with lease payments commencing on October 1, 2021. The lease has been evaluated in accordance with ASC 842 and determined to be a failed sale leaseback. As such, it has been recorded as a finance lease and classified as financing liability.

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THE OFFERING

Shares of Common Stock that may be offered and sold from time to time by the Selling Securityholders named herein:	9,284,167(1)
Outstanding Shares of Common Stock immediately prior to the Offering:	12,410,347(2)
Shares of Series A Preferred Stock Offered and Outstanding:	600,000(3)
Warrants Offered:	1,635,772(4)
Shares of Common Stock Offered Underlying Series A Preferred Stock:	5,962,733
Shares of Common Stock Offered Underlying Outstanding Warrants:	1,608,522(5)
Use of Proceeds:	We are not selling any securities under this prospectus and we will not receive any proceeds from any sale of securities by the Selling Securityholders, although we could receive up to $39,322,769 upon the exercise of all of the warrants. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.
Nasdaq Capital Market Symbol for Common Stock:	LAZY
OTC Pink Marketplace Symbol for Warrants:	LAZYW
Market for Series A Preferred Stock:	The Series A Preferred Stock is not currently listed or quoted on any exchange or marketplace and we do not intend to apply for listing or quotation of our Series A Preferred Stock on any exchange or marketplace in the future.

(1) Includes an aggregate of 5,962,733 shares of common stock issuable upon conversion of the Series A Preferred Stock and 1,608,522 shares of common stock issuable upon the exercise of warrants, which shares, when issued, may be sold by the Selling Securityholders pursuant to this prospectus.

(2) Does not include 5,962,733 shares of common stock issuable upon the conversion of the Series A Preferred Stock and 1,608,522 shares of common stock issuable upon the exercise of warrants.

(3) The 600,000 shares of Series A Preferred Stock are convertible into 5,962,733 shares of common stock calculated by multiplying the 600,000 shares of Series A Preferred Stock outstanding by the conversion rate of 9.9378882. The conversion rate is calculated by dividing the current liquidation preference of $100 by the initial conversion price of $10.0625 as set forth in the Certificate of Designation governing the Series A Preferred Stock.

(4) Of the warrants offered, 1,335,415 of the warrants have an exercise price of $11.50 per share and 300,357 are pre-funded warrants with an exercise price of $.01 per share.   (5) Includes 1,308,165 shares of our common stock issuable upon exercise of the outstanding warrants and 300,357 shares of common stock issuable upon exercise of the outstanding 300,357 pre-funded warrants.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in this Registration Statement on Form S-1 before deciding to invest in our common stock. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our common stock could decline, and investors could lose part or all of their investment.

Risks Related to Lazydays Business

The Company’s success will depend to a significant extent on the wellbeing, as well as the continued popularity and reputation for quality, of the Company’s manufacturers, particularly, Thor Industries, Inc., Winnebago Industries, Inc. and Forest River, Inc.

The Company depends on its manufacturers to provide it with products that compare favorably with competing products in terms of quality, performance, safety and advanced features. Any adverse change in the production efficiency, product development efforts, technological advancement, marketplace acceptance, reputation, marketing capabilities or financial condition of the Company’s manufacturers could have a substantial adverse impact on the Company’s business. Any difficulties encountered by any of the Company’s manufacturers resulting from economic, financial, or other factors could adversely affect the quality and number of products that they are able to supply to the Company and the services and support they provide to the Company. The interruption or discontinuance of the operations of the Company’s manufacturers could cause the Company to experience shortfalls, disruptions, or delays with respect to needed inventory. Although the Company believes that adequate alternate sources would be available that could replace any manufacturer as a product source, those alternate sources may not be available at the time of any interruption, alternative products may not be available at comparable quality and prices and alternative products may not be equally appealing to the Company’s customers.

The Company is currently ineligible to file a registration statement on Form S-3 to register the offer and sale of securities, which could adversely affect its ability to raise future capital.

As a result of the delayed filing of a periodic report on Form 10-Q and current report on Form 8-K, the Company is not currently eligible to file a new registration statement on Form S-3. Should the Company wish to register the offer and sale of its securities to the public once its existing registration statement on Form S-3 expires, both the transaction costs and the amount of time required to complete the transaction could increase, making it more difficult to execute any such transaction successfully and potentially harming the Company’s financial condition.

The COVID-19 pandemic had a significant adverse impact on the Company’s business, results of operations and financial condition in the first months of the COVID-19 pandemic; while increased sales since then have more than offset the initial adverse impact, there can be no assurance that such sales growth will continue at the same rate or at all, and the Company’s sales may ultimately decline, meaning that, in the long term, COVID-19 could result in a net negative impact on its business.

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease COVID-19 a pandemic, which continues to spread throughout the United States and globally. Beginning in mid-to-late March of 2020, the COVID-19 pandemic led to severe disruptions in general economic activity as businesses and federal, state and local governments took increasingly broad actions to mitigate the impact of the COVID-19 pandemic on public health, including through “shelter in place” or “stay at home” orders in the states in which we operate. As we modified our business practices to conform to government guidelines and best practices to ensure the health and safety of our customers, employees and the communities we serve, we saw significant early declines in new and pre-owned vehicle unit sales, sales of parts, accessories and related services, including finance and insurance revenues as well as campground and miscellaneous revenues.

In response to the steep decline in demand, the Company enacted cost saving measures, including the reduction of our workforce by approximately 25% and senior management agreeing to temporarily forgo 25% of their salary. To further protect our liquidity and cash position, we negotiated with our lenders for the temporary suspension of scheduled principal and interest payments on our term and mortgage loans from April 15, 2020 through June 15, 2020 and for the temporary suspension of scheduled floorplan curtailment payments from April 1, 2020 through June 15, 2020. We also received $8.7 million in loans under the Paycheck Protection Program.

Starting in May 2020, we experienced significant improvement in sales of new and pre-owned vehicles. The improvement in sales beginning in May 2020 likely relates, at least in part, to an increase in consumer demand as consumers seek outdoor travel and leisure activities that permit appropriate social distancing. However, we can provide no assurances that such growth in sales will continue at the same rate that occurred between May 2020 and September 2021, or at all, over any time period, and sales may ultimately decline. Furthermore, our improved sales and cost savings measures to date may not be sufficient to offset any later adverse impacts of the COVID-19 pandemic, and our liquidity could be negatively impacted, if prior sales trends from May 2020 through September 2021 are reversed, which may occur, for example, if the cruise line, air travel and hotel industries begin to recover.

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The public health crisis caused by the COVID-19 pandemic and its consequences have had, and could again have in the future, certain negative impacts on our business including, without limitation, the following:

●	previous and potentially future delays in the delivery of certain products from our vendors as a result of shipping delays due to, among other things, additional safety requirements imposed on our suppliers by governmental authorities and capacity constraints experienced by our transportation contractors;

●	some of our vendors having experienced, and potentially experiencing in the future, temporary facility closures, production slowdowns and disruption to operations as a result of the impact of the pandemic on their respective businesses, such as Thor Industries, Inc.’s temporary closure of its North American production facilities from late March to early May 2020;

●	disruptions in supply chains that may place constraints on our ability to source products, which may increase our product costs or lead to shortages;

●	national parks and RV parks temporarily closing, which may again occur in the future, in response to the COVID-19 pandemic, which could cause consumers to use their RVs less frequently, or be less inclined to need or renew certain of our services or purchase products;

●	deteriorating economic conditions as a result of the COVID-19 pandemic, such as increased unemployment, decreases in disposable income, decreases in net worth, declines in consumer confidence, or economic slowdowns or recessions, which could cause a decrease in demand for our products and services;

●	insufficient or inefficient protective measures (while we made temporary changes to our operating procedures at our retail locations and offices following recommended guidelines and are taking measures to protect our customers, employees and facilities, these measures may not be sufficient to prevent the spread of COVID-19 among our employees and our employees may not be as efficient while operating under these temporary procedures, which could result in labor shortages or additional labor costs);

●	the ability of third-party service providers and business partners, such as cloud data storage and other information technology service providers, suppliers, distributors, contractors, and other external business partners, to fulfill their respective commitments and responsibilities to us in a timely manner and in accordance with the agreed-upon terms in light of risks and uncertainties related to the COVID-19 pandemic; and

●	the possibility of legal claims or litigation against us relating to actions we have taken or may take, or decisions we have made or may make, as a consequence of the COVID-19 pandemic.

The Biden administration recently announced a proposed regulation requiring all U.S. private businesses with 100 or more employees to ensure that their employees are fully vaccinated or require unvaccinated workers to undergo weekly COVID-19 testing. At this time, it is unclear if the vaccine mandate will apply to all employees and how compliance will be documented.

The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations, and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including the severity and duration of the COVID-19 pandemic, the efficacy, availability, distribution and public acceptance of vaccines and further actions that may be taken by individuals, businesses and federal, state and local governments in response. Even after the COVID-19 pandemic has subsided, we may experience significant adverse effects to our business as a result of its global economic impact, including any economic recession or downturn and the impact of such a recession or downturn on unemployment levels, consumer confidence, levels of personal discretionary spending, credit availability and any long term disruption in supply chains.

The Company’s business is affected by the availability of financing to it and its customers.

The Company’s business is affected by the availability of financing to it and its customers. Generally, RV dealers finance their purchases of inventory with financing provided by lending institutions. On March 15, 2018, the Company entered into a $200 million credit agreement with M&T Bank including a new floor plan facility that increased the committed floor plan financing to $175.0 million. On February 13, 2021, the Company signed an agreement to extend the maturity date of the credit agreement to June 15 2021. On June 14, 2021, an additional agreement was signed to extend the maturity date to September 15, 2021. On July 14, 2021, the Company entered into a $369 million credit agreement with M&T Bank including an increase to the committed floor plan financing to $327 million. As of September 30, 2021, the Company had $94.7 million outstanding under its M&T floor plan facility, $10.8 million outstanding under the M&T term loan, a $5.8 million mortgage financed by M&T Bank, and no borrowings under our recently expanded $25 million dollar revolving credit facility. As of September 30, 2021, substantially all of the invoice cost of new RV inventory and approximately 5% of book value of pre-owned RV inventory was financed under the floor plan facility. A decrease in the availability of this type of wholesale financing or an increase in the cost of such wholesale financing could prevent the Company from carrying adequate levels of inventory, which may limit product offerings and could lead to reduced sales and revenues.

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Furthermore, many of the Company’s customers finance their RV purchases. Although consumer credit markets have generally been favorable, consumer credit market conditions continue to influence demand, especially for RVs, and may continue to do so. There continues to be fewer lenders, more stringent underwriting and loan approval criteria, and greater down payment requirements than in the past. If credit conditions or the credit worthiness of the Company’s customers worsen, and adversely affect the ability of consumers to finance potential purchases on acceptable terms and interest rates, it could result in a decrease in the sales of the Company’s products and have a material adverse effect on the Company’s business, financial condition and results of operations.

Any change, non-renewal, unfavorable renegotiation or termination of the Company’s supply arrangements for any reason could have a material adverse effect on product availability and cost and the Company’s financial performance.

The Company’s supply arrangements with manufacturers are typically governed by dealer agreements, which are customary in the RV industry. The Company’s dealer agreements with manufacturers are generally made on a location-by-location basis, and each retail location typically enters into multiple dealer agreements with multiple manufacturers. The terms of the Company’s dealer agreements are typically subject to the Company meeting program requirements and retail sales objectives, performing services and repairs for customers still under warranty (regardless from whom the RV was purchased), carrying the relevant manufacturer’s parts and accessories needed to service and repair its RVs, actively advertising and promoting the manufacturer’s RVs, and in some instances indemnifying the manufacturer.

The Company’s dealer agreements designate a specific geographic territory for the Company, exclusive to the Company, provided that the Company is able to meet the material obligations of the agreement.

In addition, many of the Company’s dealer agreements contain contractual provisions concerning minimum advertised product pricing for current model year units. Wholesale pricing is generally established on a model year basis and is subject to change in the manufacturer’s sole discretion. Any change, non-renewal, unfavorable renegotiation or termination of these dealer agreements for any reason could have a material adverse effect on product availability and cost and the Company’s financial performance.

The Company’s business is impacted by general economic conditions in its markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending that may adversely affect its business, financial condition and results of operations.

The Company depends on consumer discretionary spending and, accordingly, the Company may be adversely affected if its customers reduce, delay or forego their purchases of the Company’s products, services, and protection plans as a result of, including but not limited to, job loss, bankruptcy, higher consumer debt and interest rates, reduced access to credit, higher energy and fuel costs, relative or perceived cost, availability and comfort of RV use versus other modes of travel, such as air travel and rail (including as a result of consumer tastes in response to climate change), falling home prices, lower consumer confidence, uncertain or changes or uncertainty in tax policies, uncertainty due to national or international security or health concerns, volatility in the stock market, or epidemics.

Decreases in the number of customers, average spend per customer, or retention and renewal rates for the Company’s products, consumer services and plans would negatively affect the Company’s financial performance. A prolonged period of depressed consumer spending could have a material adverse effect on the Company’s business. In addition, adverse economic conditions may result in an increase in the Company’s operating expenses due to, among other things, higher costs of labor, energy, equipment and facilities. Due to recent fluctuations in the United States economy and the COVID-19 pandemic, the Company’s sales, operating and financial results for a particular period are difficult to predict, making it difficult to forecast results for future periods. Additionally, the Company is subject to economic fluctuations in local markets that may not reflect the general economic conditions of the broader United States economy. Any of the foregoing factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company depends on its ability to attract and retain customers.

The Company’s future success depends upon the Company’s ability to attract and retain customers for its products, services, protection plans, and resources. The extent to which the Company achieves growth in its customer base materially influences the Company’s profitability. Any number of factors could affect the Company’s ability to grow its customer base. These factors include consumer preferences and general economic conditions, the Company’s ability to maintain its retail locations, weather conditions, the availability of alternative products, significant increases in gasoline prices, the disposable income of consumers available for discretionary expenditures and consumer perception of the Company’s brands. Any significant decline in the Company’s customer base, the rate of growth of its customer base or customer demand could have a material adverse effect on its business, financial condition and results of operations.

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Competition in the market for products, services and protection plans targeting the RV lifestyle or RV enthusiast could reduce the Company’s revenues and profitability.

Competition in the RV market is fragmented, driven by price, product and service features, technology, performance, reliability, quality, availability, variety, delivery and customer service. In addition to competing with other dealers of new and pre-owned RVs, the Company competes directly or indirectly with major national insurance and warranty companies, providers of roadside assistance and providers of extended service contracts.

Additional competitors may enter the businesses in which the Company currently operates. If any of the Company’s competitors successfully provides a broader, more efficient or attractive combination of products, services and protection plans to the Company’s target customers, the Company’s business results could be materially adversely affected. The Company’s inability to compete effectively with existing or potential competitors, some of which may have greater resources or be better positioned to absorb economic downturns in local markets, could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s expansion into new, unfamiliar markets presents increased risks that may prevent it from being profitable in these new markets. Delays in acquiring or opening new retail locations could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s success will depend, in part, on the ability of the Company to make successful acquisitions and to integrate the operations of acquired retail locations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that promote consistency and efficiency among the Company’s retail locations. The Company may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of its acquisitions within the anticipated timing or at all. For as long as the first year after a substantial acquisition and possibly longer, the benefits from the acquisition may be offset by the costs incurred in integrating the business and operations.

In 2020, the Company acquired three dealerships in Arizona and Indiana. Through August of 2021, the Company added two Tennessee dealerships (one acquired and one greenfield) and acquired three dealerships, one located in each of Oregon, Washington, and Wisconsin. The Company intends to continue to expand in part by acquiring or building new greenfield retail or service locations in new markets. As a result, the Company may have less familiarity with local consumer preferences and could encounter difficulties in attracting customers due to a reduced level of consumer familiarity with the Company’s brand.

Other factors, many of which are beyond the Company’s control, may impact the Company’s ability to acquire or open retail locations successfully, whether in existing or new markets, and operate them profitably. These factors include: (a) the ability to (i) identify suitable acquisition opportunities at purchase prices likely to provide returns required by the Company’s acquisition criteria, (ii) keep expenses associated with sourcing, evaluating and negotiating acquisitions (including those that are not completed) low, (iii) accurately assess the profitability of potential acquisitions or new locations, (iv) secure required governmental permits and approvals, (v) negotiate favorable lease agreements, (vi) hire and train skilled operating personnel, especially management personnel, (vii) secure product lines, (viii) provide a satisfactory product mix responsive to local market preferences where new retail locations are built or acquired, (ix) supply new retail locations with inventory in a timely manner; (b) the availability of construction materials and labor for new retail locations and the occurrence of significant construction delays or cost overruns; (c) competitors in the same geographic area and regional economic variants; (d) the absence of disagreements with acquisition targets that could lead to litigation; (e) successfully integrating the operations of acquired dealers with the Company’s own operations; (f) managing acquired dealers and stores profitably without substantial costs, delays, or other operational or financial problems; and (g) the ability of the Company’s information management systems to process increased information accurately and in a timely fashion. A negative outcome associated with any of these factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

Once the Company decides on a new market and identifies a suitable acquisition or location opportunity, any delays in acquiring or opening or developing new retail locations could impact the Company’s financial results. For example, delays in the acquisition process or construction delays caused by permitting or licensing issues, material shortages, labor issues, weather delays or other acts of God, discovery of contaminants, accidents, deaths or injuries, third parties attempting to impose unsatisfactory restrictions on the Company in connection with their approval of acquisitions, and other factors could delay planned openings or force the Company to abandon planned openings altogether.

As the Company grows, it will face the risk that its existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support its growth.

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Finally, the size, timing, and integration of any future new retail location openings or acquisitions may cause substantial fluctuations in the Company’s results of operations from quarter to quarter. Consequently, the Company’s results of operations for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could have a material adverse effect on the Company’s business, financial condition and results of operations.

Failure to maintain the strength and value of the Company’s brands could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s success depends on the value and strength of the Lazydays brands. The Lazydays name and brands are integral to the Company’s business as well as to the implementation of the Company’s strategies for expanding its business. Maintaining, enhancing, promoting and positioning the Company’s brands, particularly in new markets where the Company has less brand recognition, will depend largely on the success of the Company’s marketing efforts and its ability to provide high quality products, services, protection plans, and resources and a consistent, high quality customer experience. The Company’s brands could be adversely affected if: (a) the Company fails to achieve these objectives or to comply with local laws and regulations; (b) the Company is subject to publicized litigation; or (c) the Company’s public image or reputation were to be tarnished by negative publicity. Some of these risks are not within the Company’s control, such as the effects of negative publicity regarding the Company’s manufacturers, suppliers or third party providers of services or negative publicity related to members of management. Any of these events could result in decreases in revenues. Further, maintaining, enhancing, promoting and positioning the Company’s brand image may require the Company to make substantial investments in areas such as marketing, dealership operations, community relations, store graphics and employee training, which could adversely affect the Company’s cash flow and profitability. Efforts to maintain, enhance or promote the Company’s brand image may ultimately be unsuccessful. These factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

Failure to successfully procure and manage inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s success depends upon the Company’s ability to successfully manage the Company’s inventory and to anticipate and respond to product trends and consumer demands in a timely manner. The preferences of the Company’s target consumers cannot be predicted with certainty and are subject to change. The Company may order products in advance of the following selling season. Extended lead times for the Company’s purchases may make it difficult for the Company to respond rapidly to new or changing product trends, increases or decreases in consumer demand or changes in prices. If the Company misjudges either the market for the Company’s products or its consumers’ purchasing habits in the future, the Company’s revenues may decline significantly, the Company may not have sufficient inventory to satisfy consumer demand or sales orders, or the Company may be required to discount excess inventory; all of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s same store sales may fluctuate and may not be a meaningful indicator of future performance.

The Company’s same store sales may vary from quarter to quarter. A number of factors affect and will continue to affect the Company’s same store sales results, including: (a) changes or anticipated changes to regulations related to the products the Company offers; (b) consumer preferences and buying trends; (c) overall economic trends; (d) the Company’s ability to identify and respond effectively to local and regional trends and customer preferences; (e) the Company’s ability to provide quality customer service that will increase its conversion of shoppers into paying customers; (f) competition in the regional market of a store; (g) extreme weather patterns; (h) changes in the Company’s product mix; (i) changes to local or regional regulations affecting the Company’s stores; (j) changes in sales of consumer services and plans and retention rates for consumer services and plans offered by the Company; and (k) changes in pricing and average unit sales.

An unanticipated decline in revenues or same store sales could have a material adverse effect on the Company’s business, financial condition and results of operations.

The cyclical nature of the Company’s business has caused its sales and results of operations to fluctuate. These fluctuations are likely to continue in the future, which could result in operating losses during downturns.

The RV industry is cyclical and is influenced by many national and regional economic and demographic factors, including: (a) the terms and availability of financing for retailers and consumers; (b) overall consumer confidence and the level of discretionary consumer spending; (c) population and employment trends; and (d) income levels and general economic conditions, such as inflation, including as a result of tariffs, deflation, increasing interest rates and recessions. As a result of these factors, the Company’s sales and results of operations have fluctuated, and the Company expects that they will continue to fluctuate in the future.

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The Company’s business is seasonal, and this leads to fluctuations in sales and revenues.

The Company has experienced, and expects to continue to experience, variability in revenue, net income and cash flows as a result of seasonality in its business. Because the Company’s largest dealership is located in the southern United States, demand for products, services, protection plans and resources generally increases during the winter season when people move south for the winter or vacation in warmer climates, while sales and profits are generally lower during the summer months. In addition, unusually severe weather conditions in some geographic areas may impact demand. This includes the threat of hurricanes in the State of Florida, which could substantially damage property and inventory in the Company’s Florida dealerships, especially in Tampa, and lead to a material disruption of operations at the Company’s Tampa, Florida headquarters and dealership.

For the years ended December 31, 2020 and 2019, the Company generated 51% and 53% (excluding the impact of acquisitions) of its annual revenue, respectively, in the combined first and second fiscal quarters of each year, which includes the peak winter months. The COVID-19 pandemic affected our sales patterns in 2020. The Company incurs additional expenses in the first and second fiscal quarters due to higher purchase volumes, increased staffing in the Company’s retail locations and other costs. If, for any reason, the Company miscalculates the demand for its products or its product mix during the first and second fiscal quarters, the Company’s sales in these quarters could decline, resulting in higher labor costs as a percentage of sales, lower margins and excess inventory, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Due to the Company’s seasonality, the possible adverse impact from other risks associated with its business, including extreme weather, consumer spending levels and general business conditions, are potentially greater if any such risks occur during the Company’s peak sales seasons.

The Company’s business may be adversely affected by unfavorable conditions in its local markets, even if those conditions are not prominent nationally.

Because a large portion of the Company’s sales are generated in Florida, the Company’s results of operations depend substantially on general economic conditions and consumer spending habits in the Southeastern United States. In the event that this geographic area experiences a downturn in economic conditions, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Associated with Our Debt Obligations

The Company may not be able to satisfy its debt obligations upon the occurrence of a change in control under its credit facility.

A change in control is an event of default under the credit facility. Upon the occurrence of a change in control, M&T Bank will have the right to declare all outstanding obligations under the credit facility immediately due and payable and to terminate the availability of future advances to the Company. There can be no assurance that the Company’s lenders will agree to an amendment of the credit facility or a waiver of any such event of default. There can be no assurance that the Company will have sufficient resources available to satisfy all of its obligations under the credit facility if no waiver or amendment is obtained. In the event the Company was unable to satisfy these obligations, it could have a material adverse impact on the Company’s business, financial condition and results of operations.

The Company’s ability to operate and expand its business and to respond to changing business and economic conditions will depend on the availability of adequate capital.

The operation of the Company’s business, the rate of the Company’s expansion and the Company’s ability to respond to changing business and economic conditions depend on the availability of adequate capital, which in turn depends on cash flow generated by the Company’s business and, if necessary, the availability of equity or debt capital. The Company also requires sufficient cash flow to meet its obligations under its existing debt agreements. The Company’s term loan requires it to pay monthly principal installments of $0.242 million plus accrued interest through the maturity date. At the maturity date, the Company will pay a principal balloon payment of $2.6 million plus accrued interest.

The Company is dependent to a significant extent on its ability to finance its new and pre-owned RV inventory under the credit facility. Floor plan financing arrangements allow the Company to borrow money to purchase new RVs from the manufacturer or pre-owned RVs on trade-in, direct purchase from owners, or at auction and pay off the loan when the Company sells the financed RV. The Company may need to increase the capacity of its existing credit facility in connection with its acquisition of dealerships and overall growth. In the event that the Company is unable to obtain such incremental financing, the Company’s ability to complete acquisitions could be limited.

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The Company cannot ensure that its cash flow from operations or cash available under its credit facility will be sufficient to meet its needs. If the Company is unable to generate sufficient cash flows from operations in the future, and if availability under its credit facility is not sufficient, the Company may have to obtain additional financing. If the Company obtains additional capital through the issuance of equity, the interests of existing stockholders of the Company may be diluted. If the Company incurs additional indebtedness, such indebtedness may contain financial covenants and other negative covenants that may significantly restrict the Company’s ability to operate. The Company cannot ensure that it could obtain additional financing on favorable terms or at all.

The documentation governing the Company’s credit facility contains restrictive covenants that may impair the Company’s ability to access sufficient capital and operate its business.

The Company’s credit facility contains various provisions that limit the Company’s ability to, among other things: (a) incur additional indebtedness or liens; (b) consolidate or merge; (c) alter the business conducted by the Company and its subsidiaries; (d) make investments, loans, advances, guarantees and acquisitions; (e) sell assets, including capital stock of its subsidiaries; (f) enter into certain sale and leaseback transactions; (g) pay dividends on capital stock or redeem, repurchase or retire capital stock or certain other indebtedness; and (h) engage in transactions with affiliates.

In addition, the restrictive covenants contained in the documentation governing the credit facility require the Company to maintain specified financial ratios. The Company’s ability to comply with those financial ratios may be affected by events beyond its control, and its failure to comply with these ratios could result in an event of default. The restrictive covenants may affect the Company’s ability to operate and finance its business as it deems appropriate. The Company’s inability to meet obligations as they become due or to comply with various financial covenants contained in the instruments governing its current or future indebtedness could constitute an event of default under the instruments governing the Company’s indebtedness.

If there were an event of default under the instruments governing the Company’s indebtedness, the holders of the affected indebtedness could declare all of the affected indebtedness immediately due and payable, which, in turn, could cause the acceleration of the maturity of all of the Company’s other indebtedness. The Company may not have sufficient funds available, or the Company may not have access to sufficient capital from other sources, to repay any accelerated debt. Even if the Company could obtain additional financing, the terms of such financing may not be favorable to the Company. In addition, substantially all of the Company’s assets are subject to liens securing the obligations under the credit facility. If amounts outstanding under the credit facility were accelerated, the Company’s lenders could foreclose on these liens and the Company could lose substantially all of its assets. Any event of default under the instruments governing the Company’s indebtedness could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company depends on its relationships with third party providers of services, protection plans, financing, insurance, products and resources and a disruption of these relationships or of these providers’ operations could have an adverse effect on the Company’s business and results of operations. The Company cannot ensure these third parties will continue to provide RV financing and other products.

The Company’s business depends in part on developing and maintaining productive relationships with third party providers of products, services, protection plans, financing, insurance and resources that the Company markets to its customers. Additionally, the Company relies on certain third party providers to support its products, services, protection plans, financing, insurance and resources, including insurance carriers for the Company’s property and casualty insurance and extended service contracts and banks or vehicle financing and refinancing. The Company cannot accurately predict whether, or the extent to which, it will experience any disruption in the supply of products from its vendors or services from its third party providers, and cannot ensure that these third parties will continue to provide such products. Any such disruption could negatively impact the Company’s ability to market and sell its products, services, protection plans, and resources, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

With respect to the insurance programs that the Company offers, the Company is dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals and maintain compliance with insurance regulations. If such carriers do not obtain appropriate state regulatory approvals or comply with such changing regulations, the Company may be required to use an alternative carrier or change its insurance products or cease marketing certain insurance related products in certain states, which could have a material adverse effect on the Company’s business, financial condition and results of operations. If the Company is required to use an alternative insurance carrier or change its insurance related products, it may materially increase the time required to bring an insurance related product to market. Any disruption in the Company’s service offerings could harm the Company’s reputation and result in customer dissatisfaction.

Additionally, the Company provides financing to qualified customers through a number of third party financing providers. If one or more of these third party providers ceases to provide financing to the Company’s customers, provides financing to fewer customers or no longer provides financing on competitive terms, or if the Company is unable to replace the current third party providers upon the occurrence of one or more of the foregoing events, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

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A portion of the Company’s revenue comes from the fees the Company receives from lending institutions and insurance companies for arranging financing and insurance coverage for the Company’s customers. The lending institution pays the Company a fee for each loan that it arranges. If these lenders were to lend to the Company’s customers directly rather than through the Company, the Company would not receive a fee. In addition, if customers prepay financing the Company arranged within a specified period (generally within six months of making the loan), the Company is required to rebate (or “chargeback”) all or a portion of the commissions paid to the Company by the lending institution. The same process applies to vehicle services contract fees, which are also subject to chargebacks if a customer chooses to terminate the contract early. The Company receives a chargeback for a portion of the initial fees received. The Company’s revenues from financing fees and vehicle service contract fees are recorded net of a reserve for estimated future chargebacks based on historical operating results. Lending institutions may change the criteria or terms they use to make loan decisions, which could reduce the number of customers for whom the Company can arrange financing, or may elect to not continue to provide these products with respect to RVs. The Company’s customers may also use the internet or other electronic methods to find financing alternatives. If any of these events occur, the Company could lose a significant portion of its income and profit.

Furthermore, new and pre-owned vehicles may be sold and financed through retail installment sales contracts entered into between the Company and third-party purchasers. Prior to entering into a retail installment sales contract with a third-party purchaser, the Company typically has a commitment from a third-party lender for the assignment of such retail installment sales contract, subject to final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically assigned by the Company to third-party lenders simultaneously with the execution of the retail installment sales contracts. Contracts in transit represent amounts due from third-party lenders from whom pre-arranged assignment agreements have been determined, and to whom the retail installment sales contract have been assigned. The Company recognizes revenue when the applicable new or pre-owned vehicle is delivered and the Company has assigned the retail installment sales contract to a third-party lender and collectability is reasonably assured. Funding from the third-party lender is provided upon receipt, final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically funded within ten days of the initial approval of the retail installment sales contract by the third-party lender. Contracts in transit are included in current assets and totaled $16.0 million and $11.5 million as of December 31, 2020 and December 31, 2019, respectively. Any defaults on these retail installment sales contracts could have a material adverse effect on the Company’s business, financial condition and results of operations.

Fuel shortages, or high prices for fuel, could have a negative effect on the Company’s business.

Gasoline or diesel fuel is required for the operation of RVs. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed, or that the price of or tax on these petroleum products will not significantly increase in the future. Shortages of gasoline and diesel fuel have had a material adverse effect on the RV industry as a whole in the past and any such shortages or substantial increases in the price of fuel could have a material adverse effect on the Company’s business, financial condition or results of operations.

The Company primarily leases its retail locations. If the Company is unable to maintain those leases or locate alternative sites for retail locations in its target markets and on terms that are acceptable to it, the Company’s revenues and profitability could be adversely affected.

The Company leases 13 of the 16 real properties where it has operations. At inception of the leases, they generally provide for fixed monthly rentals with escalation clauses and range from five to twenty years. There can be no assurance that, as leases expire, the Company will be able to maintain its existing retail locations, extend the leases, or be able to locate alternative sites in its target markets and on favorable terms. Any failure to maintain its existing retail locations, extend the leases or locate alternative sites on favorable or acceptable terms could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s business is subject to numerous federal, state and local regulations.

The Company’s operations are subject to varying degrees of federal, state and local regulation, including regulations with respect to the Company’s RV sales, RV financing, marketing, direct mail, roadside assistance programs and insurance activities. New regulatory efforts may be proposed from time to time that may affect the way the Company operates its businesses. For example, in the past a principal source of leads for the Company’s direct response marketing efforts was new vehicle registrations provided by motor vehicle departments in various states. Currently, all states restrict access to motor vehicle registration information.

The Company is also subject to federal and state consumer protection and unfair trade practice laws and regulations relating to the sale, transportation and marketing of motor vehicles. Federal, state and local laws and regulations also impose upon vehicle operators various restrictions on the weight, length and width of motor vehicles that may be operated in certain jurisdictions or on certain roadways. Certain jurisdictions also prohibit the sale of vehicles exceeding length restrictions.

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Further, certain federal and state laws and regulations affect the Company’s activities. Areas of the Company’s business affected by such laws and regulations include, but are not limited to, labor, advertising, consumer protection, digital marketing, real estate, promotions, quality of services, intellectual property, tax, import and export, anti-corruption, anti-competition, environmental, health and safety. Compliance with these laws and others may be onerous and costly, at times, and may be inconsistent from jurisdiction to jurisdiction which further complicates compliance efforts.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law on July 21, 2010, established the Bureau of Consumer Financial Protection (“BCFP”), an independent federal agency with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of automotive finance companies and other financial institutions.

In addition, the Patient Protection and Affordable Care Act (the “Affordable Care Act”), which was signed into law on March 23, 2010, may increase the Company’s annual employee health care costs and has increased the Company’s cost of compliance and compliance risk related to offering health care benefits. Efforts to modify, repeal or otherwise invalidate all, or certain provisions of, the Affordable Care Act and/or adopt a replacement healthcare reform law may impact the Company’s employee healthcare costs. If healthcare costs rise, the Company may experience increased operating costs, which may adversely affect the Company’s business, financial condition and results of operations.

Furthermore, the Company’s property and casualty insurance programs that it offers through third party insurance carriers are subject to state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance products. The Company’s third party insurance carriers are required to apply for, renew, and maintain licenses issued by state, federal or foreign regulatory authorities. Such regulatory authorities have relatively broad discretion to grant, renew and revoke such licenses. Accordingly, any failure by such parties to comply with the then current licensing requirements, which may include any determination of financial instability by such regulatory authorities, could result in such regulatory authorities denying third party insurance carriers’ initial or renewal applications for such licenses, modifying the terms of licenses or revoking licenses that they currently possess, which could severely inhibit the Company’s ability to market these insurance products. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. The Company reviews all marketing materials it disseminates to the public for compliance with applicable insurance regulations. The Company is required to maintain certain licenses and approvals in order to market insurance products.

The Company has instituted various comprehensive policies and procedures to address compliance. However, there can be no assurance that employees, contractors, vendors or the Company’s agents will not violate such laws and regulations or the Company’s policies and procedures.

Regulations applicable to the sale of extended service contracts could materially impact the Company’s business and results of operations.

The Company offers extended service contracts that may be purchased as a supplement to the original purchaser’s warranty as well as other optional products to protect the consumer’s investment. These products are subject to complex federal and state laws and regulations. There can be no assurance that regulatory authorities in the jurisdictions in which these products are offered will not seek to further regulate or restrict these products. Failure to comply with applicable laws and regulations could result in fines or other penalties including orders by state regulators to discontinue sales of the warranty products in one or more jurisdictions. Such a result could materially and adversely affect the Company’s business, results of operations and financial condition.

Third parties bear the majority of the administration and liability obligations associated with these extended service contracts upon purchase by the customer. State laws and regulations, however, may limit or condition the Company’s ability to transfer these administration and liability obligations to third parties, which could in turn impact the way revenue is recognized from these products. Failure to comply with these laws could result in fines or other penalties, including orders by state regulators to discontinue sales of these product offerings as currently structured. Such a result could materially and adversely affect the Company’s business, financial condition and results of operations.

If state dealer laws are repealed or weakened, the Company’s dealerships will be more susceptible to termination, non-renewal or renegotiation of dealer agreements.

State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or non-renewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer’s criteria within a specified notice period to avoid the termination or non-renewal. Manufacturers have been lobbying and continue to lobby for the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which the Company operates, or manufacturers convince legislators to pass legislation in those states allowing termination or non-renewal of dealerships without cause, manufacturers may be able to terminate the Company’s dealer agreements without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for the Company to renew its dealer agreements upon expiration.

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The ability of a manufacturer to grant additional dealer agreements is based on a number of factors which the Company cannot control. If manufacturers grant new dealer agreements in areas near the Company’s existing markets, such new dealer agreements could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company failing to comply with certain environmental regulations or changing regulations could adversely affect the Company’s business, financial condition and results of operations.

The Company’s operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and propane. Consequently, the Company’s business is subject to federal, state and local requirements that regulate the environment and public health and safety. The Company may incur significant costs to comply with such requirements. The Company’s failure to comply with these regulations and requirements could cause the Company to become subject to fines and penalties or otherwise have an adverse impact on the Company’s business. In addition, the Company has indemnified certain of its landlords for any hazardous waste which may be found on or about property the Company leases. If any such hazardous waste were to be found on property that the Company occupies, a significant claim giving rise to the Company’s indemnity obligation could have a negative effect on the Company’s business, financial condition and results of operations.

Climate change legislation or regulations restricting emission of “greenhouse gases” could result in increased operating costs and reduced demand for the RVs the Company sells.

The United States Environmental Protection Agency has adopted rules under existing provisions of the federal Clean Air Act that require a reduction in emissions of greenhouse gases from motor vehicles. There are clear indications that the new Administration will refocus attention on greenhouse gases and climate change. The adoption of any laws or regulations requiring significant increases in fuel economy requirements or new federal or state restrictions on vehicles and automotive fuels in the United States could adversely affect demand for those vehicles and could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may be unable to enforce its intellectual property rights and/or the Company may be accused of infringing the intellectual property rights of third parties which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company owns a variety of registered trademarks and service marks. The Company believes that its trademarks have significant value and are important to its marketing efforts. If the Company is unable to continue to protect the trademarks and service marks for its proprietary brands, if such marks become generic or if third parties adopt marks similar to the Company’s marks, the Company’s ability to differentiate its products and services may be diminished. In the event that the Company’s trademarks or service marks are successfully challenged by third parties, the Company could lose brand recognition and be forced to devote additional resources to advertising and marketing new brands for its products.

From time to time, the Company may be compelled to protect its intellectual property, which may involve litigation. Such litigation may be time-consuming, expensive and distract the Company’s management from running the day-to-day operations of its business, and could result in the impairment or loss of the involved intellectual property. There is no guarantee that the steps the Company takes to protect its intellectual property, including litigation when necessary, will be successful. The loss or reduction of any of the Company’s significant intellectual property rights could diminish the Company’s ability to distinguish its products and services from competitors’ products and services and retain its market share for its proprietary products and services. The Company’s inability to effectively protect the Company’s proprietary intellectual property rights could have a material adverse effect on the Company’s business, results of operations and financial condition.

Other parties also may claim that the Company infringes on their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against the Company or the payment of damages. These claims could have a material adverse effect on the Company’s business, financial condition and results of operations.

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If the Company is unable to protect, maintain or upgrade its information technology systems or if the Company is unable to convert to alternate systems in an efficient and timely manner, the Company’s operations may be disrupted or become less efficient.

The Company depends on a variety of information technology systems for the efficient operation of its business. The Company relies on hardware, telecommunications and software vendors to maintain and periodically upgrade many of these information technology systems so that the Company can continue to operate its business. Various components of the Company’s information technology systems, including hardware, networks, and software, are licensed to the Company by third party vendors. The Company relies extensively on its information technology systems to process transactions, summarize results and efficiently manage its business. Additionally, because the Company accepts debit and credit cards for payment, the Company is subject to the Payment Card Industry Data Security Standard (the “PCI Standard”), issued by the PCI Standard’s Council. The PCI Standard contains various compliance guidelines with respect to the Company’s security surrounding the physical and electronic storage, processing and transmission of cardholder data. The Company is currently in compliance with the PCI Standard, however, complying with the PCI Standard and implementing related procedures, technology and information security measures requires significant resources and ongoing attention to compliance. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology such as those necessary to maintain compliance with the PCI Standard or with respect to maintenance or support of existing systems could also disrupt or reduce the efficiency of the Company’s operations. Any material interruptions or failures in the Company’s payment-related systems could have a material adverse effect on the Company’s business, financial condition and results of operations.

Any disruptions to the Company’s information technology systems or breaches of the Company’s network security could interrupt its operations, compromise its reputation, compromise its data, expose it to litigation, government enforcement actions and costly response measures and could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company relies on the integrity, security and successful functioning of its information technology systems and network infrastructure across the Company’s operations. The Company uses information technology systems to, among other things, support its consumer services and plans, manage procurement, manage its supply chain, track inventory information at its retail locations, communicate customer information and aggregate daily sales, margin and promotional information. The Company also uses information systems to report and audit its operational results.

In connection with sales, the Company transmits encrypted confidential credit and debit card information. Although the Company is currently in compliance with the PCI Standard, there can be no assurance that in the future the Company will be able to remain compliant with the PCI Standard or other industry recommended or contractually required practices. Even if the Company continues to be compliant with such standards, it still may not be able to prevent security breaches.

The Company also has access to, collects or maintains private or confidential information regarding its customers, associates and suppliers, as well as the Company’s business. The protection of the Company’s customer, associate, supplier and company data is critical to the Company. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements across the Company’s business and operations. In addition, the Company’s customers have a high expectation that the Company will adequately protect their personal information from cyber-attacks and other security breaches. The Company has procedures in place to safeguard its customer’s data and information. However, a significant breach of customer, employee, supplier, or company data could attract a substantial amount of negative media attention, damage the Company’s relationships with its customers and suppliers, harm the Company’s reputation and result in lost sales, fines and/or lawsuits.

An increasingly significant portion of the Company’s sales depends on the continuing operation of its information technology and communications systems, including but not limited to its point-of-sale system and its credit card processing systems. The Company’s information technology, communication systems and electronic data may be vulnerable to damage or interruption from earthquakes, acts of war or terrorist attacks, floods, fires, tornadoes, hurricanes, power loss and outages, computer and telecommunications failures, computer viruses, loss of data, unauthorized data breaches, usage errors by the Company’s associates or the Company’s contractors or other attempts to harm the Company’s systems, including cyber-security attacks, hacking by third parties, computer viruses or other breaches of cardholder data. Some of the Company’s information technology and communication systems are not fully redundant and the Company’s disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, intentional sabotage or other unanticipated problems could result in lengthy interruptions in the Company’s information technology and communications systems. Any errors or vulnerabilities in the Company’s information technology and communications systems, or damage to or failure of its information technology and communications systems, could result in interruptions in the Company’s services and non-compliance with certain regulations or expose the Company to risk of litigation and liability, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

14

The Company may be subject to liability claims if people or property are harmed by the products the Company sells and services and may be adversely impacted by manufacturer safety recalls.

Some of the products the Company sells may expose the Company to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Although the Company maintains liability insurance, the Company cannot be certain that its insurance coverage will be adequate for losses actually incurred or that insurance will continue to be available to the Company on economically reasonable terms, or at all. In addition, some of the Company’s agreements with its vendors and sellers do not indemnify the Company from losses attributable to product liability. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding a product recall or any assertion that the products sold by the Company caused property damage or personal injury could damage the Company’s brand image and its reputation with existing and potential consumers and have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s risk management policies and procedures may not be fully effective in achieving their purposes.

The Company’s policies, procedures, controls and oversight to monitor and manage its enterprise risks may not be fully effective in achieving their purpose and may leave the Company exposed to identified or unidentified risks. Past or future misconduct by the Company’s employees or vendors could result in violations of law by the Company, regulatory sanctions and/or serious reputational or financial harm to the Company. The Company monitors its policies, procedures and controls; however, there can be no assurance that these will be sufficient to prevent all forms of misconduct. The Company reviews its compensation policies and practices as part of the Company’s overall enterprise risk management program, but it is possible that its compensation policies could incentivize inappropriate risk taking or misconduct. If such inappropriate risks or misconduct occurs, it is possible that it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company could incur asset impairment charges for goodwill, intangible assets or other long-lived assets.

The Company has a significant amount of goodwill, intangible assets and other long-lived assets. At least annually, the Company reviews goodwill, trademarks and tradenames for impairment. Long-lived assets, identifiable intangible assets and goodwill are also reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable from future cash flows. These events or circumstances could include a significant change in the business climate, legal factors, operating performance, competition, sale or disposition of a significant portion of the business or other factors. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. The Company’s determination of future cash flows, future recoverability and fair value of the Company’s long-lived assets includes significant estimates and assumptions. Changes in those estimates and/or assumptions or lower than anticipated future financial performance may result in the identification of an impaired asset and a non-cash impairment charge, which could be material. Any such charge could adversely affect the Company.

The fair value of warrant liabilities may fluctuate.

The Company accounts for the Private Warrants and PIPE Warrants as liabilities for all periods presented. Prior to the SEC Staff Statement on April 12, 2021, the Company had previously accounted for its warrants as components of equity, consistent with common market practice. Under liability accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. Fluctuations in the fair value of our warrants are primarily driven by changes in our stock price. As a result of this recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will periodically recognize non-cash gains or losses due to the quarterly mark-to-market of our warrants and that such gains or losses could be material and may not be reflective of the performance of our underlying business operations.

The Company must be able to maintain an effective system of internal controls and accurately report our financial results and remediate material weaknesses.

Following the issuance of the SEC Staff Statement on April 12, 2021, management of the Company concluded that the Company’s previously issued consolidated financial statements should be restated to conform our accounting for warrants with the SEC Staff Statement. In connection with the restatement, a material weakness in internal control over financial reporting related to the accounting for the warrants was determined to exist. The Company’s management has completed the restatement for warrant accounting and has developed and implemented a remediation plan to address the material weakness. However, given the very infrequent nature of this type of transaction involving warrants, we cannot assure you that the testing of the operational effectiveness of the new control will be complete within a specific timeframe. There can be no assurances that the accounting for warrants and other financial instruments will not change in the future and require restatement of previously accepted accounting positions. Effective internal controls are necessary for us to provide reliable and accurate financial statements and to effectively prevent fraud. We devote significant resources and time to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002 as amended. There is no assurance that material weaknesses or significant deficiencies will not occur or that we will be successful in adequately remediating any such material weaknesses and significant deficiencies. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, including through acquisition, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies, and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations, subject us to investigations from regulatory authorities or cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

15

Risks Related to Our Capital Stock

Future resales of the shares of common stock of the Company issued to the stockholders and the investors in the PIPE Investment may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

The Company is party to registration rights agreements pursuant to which certain stockholders have been granted demand and “piggy-back” registration rights with respect to their securities. Additionally, the investors who simultaneously with the closing of the Merger purchased convertible preferred stock, common stock and warrants for an aggregate purchase price of $94.8 million (the “PIPE Investment”) were granted registration rights pursuant to which the Company filed a registration statement covering the resale of granted securities. This resale registration statement is currently effective.

Furthermore, the stockholders and investors in the PIPE Investment may sell Company common stock pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement. In these cases, the resales must meet the criteria and conform to the requirements of that rule.

Subject to the effectiveness of this resale registration statement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the stockholders and investors in the PIPE Investment may sell large amounts of Company common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the Company’s stock price or putting significant downward pressure on the price of the Company’s common stock.

The Company’s outstanding convertible preferred stock, warrants and options may have an adverse effect on the market price of its common stock.

As of September 30, 2021, we had outstanding: (i) stock options issued to the board of directors and employees to purchase 4,012,066 shares of common stock at exercise prices ranging from $5.05 to $23.11 per share; (ii) pre-funded warrants to purchase up to 300,357 shares of common stock that were issued in the PIPE Investment; (iii) warrants to purchase 1,366,629 shares of our common stock at $11.50 per share issued in the PIPE Investment, (iv) warrants to purchase 2,138,200 shares of our common stock at $11.50 per share held by Andina public shareholders; and (v) 600,000 shares of Series A Preferred Stock which are convertible into up to 5,962,733 shares of common stock, taking into account any accrued dividends which we may elect to pay in cash or shares of common stock. We may also issue additional equity awards under our Amended and Restated 2018 Long-Term Incentive Plan (the “Amended 2018 Plan”).

The sale, or even the possibility of sale, of the shares of common stock underlying the warrants, stock options and Series A Preferred Stock and the shares issuable under the Amended 2018 Plan could have an adverse effect on the market price of the common stock or on our ability to obtain future financing. If and to the extent these warrants and stock options are exercised or the Series A Preferred Stock is converted to common stock, you may experience substantial dilution to your holdings.

The conversion of the Series A Preferred Stock into Company common stock may dilute the value for the other holders of Company common stock.

The Series A Preferred Stock is convertible into Company common stock. As a result of the conversion of any issued and outstanding Series A Preferred Stock, the existing holders of Company common stock will own a smaller percentage of the outstanding Company common stock. Further, additional Company common stock may be issuable pursuant to certain other features of the Series A Preferred Stock, with such issuances being further dilutive to existing holders of Company common stock.

If the Series A Preferred Stock is converted into Company common stock, holders of such converted Company common stock will be entitled to the same dividend and distribution rights as other holders of Company common stock. As such, another dilutive effect which may result from the conversion of any shares of Series A Preferred Stock will be a dilution to dividends and distributions receivable on account of Company common stock.

16

The holders of Series A Preferred Stock own a large portion of the voting power of the Company common stock and have the right to nominate two members to the Company’s board of directors (the “Board”). As a result, these holders may influence the composition of the Board and future actions taken by the Board.

The Company’s board of directors currently has seven members. The holders of the Series A Preferred Stock are exclusively entitled to designate two members to the Company’s board of directors. In addition, the holders of the Series A Preferred Stock are entitled to vote upon all matters upon which holders of the Company common stock have the right to vote and are entitled to the number of votes equal to the number of full shares of Company common stock into which such shares of Series A Preferred Stock could be converted at the then applicable conversion rate. These matters include the election of all director nominees not designated by the holders of the Series A Preferred Stock. As a result, the holders of the Series A Preferred Stock have significant influence on the composition of the Company’s board of directors.

As of December 31, 2020, the holders of the Series A Preferred Stock held approximately 38.5% of the voting power of the Company on an as-converted basis, taking into account the accrued dividends which we may elect to pay in cash or shares of common stock. As a result, the holders of the Series A Preferred Stock may have the ability to influence future actions by the Company requiring stockholder approval.

Pursuant to the Certificate of Designations governing the Series A Preferred Stock, the holders of the Series A Preferred Stock must consent to the Company taking certain actions, including among others, the increase in the number of directors constituting the Company’s board of directors above eight members, the incurrence of certain indebtedness and the sale of certain assets. The holders of the Series A Preferred Stock are not obligated to consent to any specific action and there can be no assurance that the holders will consent to any action the Company’s board of directors determines is in the best interests of its stockholders as a whole.

Additionally, Blackwell Partners LLC – Series A and Coliseum Capital Partners, L.P. have been granted a right of first refusal on certain debt financings. Pursuant to this right, these holders have 15 business days to determine whether they want to undertake a covered debt financing. This may delay the Company’s ability to undertake a debt financing and may cause certain third parties to be less willing to engage in any debt financing with the Company. As a shareholder, Series A Preferred shareholders could negatively impact your investment and may not take actions that will be in your best interest.

The Company’s stock repurchase program could increase the volatility of the price of the Company’s common stock.

In November 2019, our board of directors approved a stock repurchase program authorizing us to repurchase up to a maximum of $4.0 million of our shares of common stock through December 31, 2020, which expired on that date. On September 10, 2021 our board of directors approved a stock repurchase program authorizing us to repurchase up to a maximum of $25.0 million of our shares of common stock through December 31, 2022. Repurchases may be made from time to time pursuant to a trading plan subject to market conditions, applicable legal requirements and other factors. There can be no assurance that we would buy shares of our common stock or the timeframe for repurchases under our stock repurchase program or that any repurchases would have a positive impact on our stock price or earnings per share.

The Company’s amended and restated certificate of incorporation provides to the fullest extent permitted by law that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions between the Company and its stockholders, which could limit the Company’s stockholders’ ability to obtain a judicial forum viewed by the stockholders as more favorable for disputes with the Company or the Company’s directors, officers or employees.

The Company’s amended and restated certificate of incorporation provides to the fullest extent permitted by law that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or the Company’s stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), or any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the Company’s directors, officers or other employees, which may discourage such lawsuits against the Company or the Company’s directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Company’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions. The exclusive forum provision in the Company’s amended and restated certificate of incorporation does not apply to actions arising under the federal securities laws and will not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the federal securities laws including the Exchange Act, or the Securities Act, or the respective rules and regulations promulgated thereunder.

17

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Securityholders, although we could receive up to $39,322,769 upon the exercise of all of the warrants. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. The holders of the warrants are not currently obligated to exercise the warrants and we cannot assure you that the holders of the warrants will choose to exercise all or any of the warrants.

18

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.

The following table sets forth, as of the date of this prospectus:

●	the name of the Selling Securityholders for whom we are registering shares and warrants for resale to the public;

●	the number of shares (including common stock and Series A Preferred Stock) and warrants that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus;

●	the number of shares (including common stock and Series A Preferred Stock) and warrants that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus; and

●	the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares and warrants are sold by the Selling Securityholders).

19

This table is prepared solely based on information supplied to us by the listed Selling Securityholders, the transfer agent, any Schedules 13D or 13G and other public documents filed with the SEC and assumes the sale of all of the shares of common stock, Series A Preferred Stock and warrants offered hereby.

	Owned Prior to the Offering												Stock Owned After Offering
	Common Stock			Preferred Stock									Common Stock			Preferred Stock
Selling Securityholder[1]	Shares Owned		Percentage of Shares Owned[2]	Shares Owned	Percentage of Shares Owned[2]	Common Stock Being Offered		Preferred Stock Being Offered	Common Stock Underlying Preferred Stock Being Offered		Warrants Being Offered[3]	Common Stock Underlying Warrants Being Offered	Shares Owned		Percentage of Shares Owned[2]	Shares Owned	Percentage of Shares Owned
Charles McIntyre Webster, Jr. Revocable Trust Dtd 12/10/03[4]	210,537	4	1.7%	-	-	210,537		-	-		-	-	0		0%	0	0%
Cobb Nevada Partners Limited Partnership Its General Partner CP Operations Inc.[5]	17,143	[5]	*	-	-	11,429		-	-		5,714	5,714	0		0%	0	0%
Dane Capital Management LLC[6]	42,857	[6]	*	-	-	28,571		-	-		14,286	14,286	0		0%	0	0%
KBB Asset Management[7]	34,286		*	-	-	34,286		-	-		-	-	0		0%	0	0%
MAZ Partners LP8	22,500	[8]	*	-	-	15,000		-	-		7,500	7,500	0		0%	0	0%
Patriot Strategy Partners LLC[9]	85,713	[9]	*	-	-	57,142		-	-		28,571	28,571	0		0%	0	0%
Pinnacle Family Office Investments, L.P.[10]	172,000		*	-	-	172,000		-	-		-	-	0		0%	0	0%
Park West Investors Master Fund, Limited[11]	1,861,348	[11]	15.0%	88,954	14.8%	10,463	[11]	88,954	884,015		863,319	863,319	818,811		0%	0	0%
Park West Partners International Limited[12]	207,193	[12]	1.7%	11,046	1.8%	1,299	[12]	11,046	109,774		107,845	107,845	81,289		0%	0	0%
Saker Partners LP13	85,714		*	-	-	85,714		-	-		-	-	0		0%	0	0%
Blackwell Partners LLC - Series A14	353,016	[14]	2.8%	134,489	22.4%	15,819	[14]	134,489	1,336,537	[14]	133,653	133,653	203,554	[14]	2.1%	0	0%
Coliseum Capital Partners, L.P.[15]	1,032,747	[15]	8.3%	365,511	60.9%	42,992	[15]	365,511	3,632,407	[15]	363,241	363,241	626,514	[15]	5.7%	0	0%
Common Pension Fund D16	731,627		6.1%	-	-	731,627		-	-		-	-	0		0%	0	0%
William P. Murnane[17]	311,810	[17]	2.6%	-	-	254,667		-	-		57,143	57,143	0		0	0	0%
B Luke Weil[18]	2,092		*	-	-	2,092		-	-		-	-	0		0%	0	0%
LWEH2-LLC[19]	9,000		*	-	-	9,000		-	-		-	-	0		0%	0	0%
Mauricio Orellana[20]	7,990		*	-	-	4,490		-	-		7,000	3,500	0		0%	0	0%
Marjorie Hernandez[21]	19,542	[21]	*	-	-	9,542		-	-		20,000	10,000	0		0%	0	0%
Ryan Chang	-		-	-	-	-		-	-		20,000	10,000	0		0%	0	0%
Whitney Cox	-		-	-	-	-		-	-		2,500	1,250	0		0%	0	0%
Eric Carrera[22]	7,235		*	-	-	7,000		-	-		-	-	0		0%	0	0%
Edward Navarro	3,293		*	-	-	3,293		-	-		-	-	0		0%	0	0%
Eileen Moore[23]	8,214	[23]	*	-	-	5,714		-	-		5,000	2,500	0		0%	0	0%

* Less than 1%.

[1]	Unless otherwise indicated, the business address of each of the individuals and entities is c/o Lazydays Holdings, Inc., 6130 Lazy Days Blvd., Seffner, Florida 33584.
[2]	For purposes of calculating the percent of shares beneficially owned by each holder, the number of shares of common stock issuable upon the exercise of warrants and conversion of the preferred stock for such holder was included in the number of shares outstanding. The prefunded warrants, warrants and Series A Preferred Stock held by certain of the Selling Securityholders is subject to exercise and conversion limitations prohibiting the exercise or conversion of such securities to the extent that it would result in the holder, or any of its affiliates, being deemed to beneficially own in excess of 9.99% of the then outstanding shares of common stock.
[3]	Represents all warrants currently held by each Selling Securityholder. Includes pre-funded warrants in the following amounts for each of the following Selling Securityholders: Park West Investors Master Fund, Limited: 266,612 pre-funded warrants, and Park West Partners International, Limited: 33,745 pre-funded warrants.
[4]	The business address of this Selling Securityholder is P.O. BOX 578, Wayzata, MN 55391.
[5]	The business address of this Selling Securityholder is 4000 Ponce De Leon Blvd., Suite 470, Coral Gables, FL 33146. The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 11,429 shares of common stock and (b) 5,714 shares of common stock that could be obtained upon the conversion of 5,714 warrants.
[6]	The business address of this Selling Securityholder is 747 3rd Ave., Suite 4C, New York, NY 10017. The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 28,571 shares of common stock and (b) 14,286 shares of common stock that could be obtained upon the conversion of 14,286 warrants.
[7]	The business address of this Selling Securityholder is 12 Harrison Avenue, Enfield, CT 06082.
[8]	The business address of this Selling Securityholder is 1130 Route 46, Ste. 12, Parsippany, NJ 07054. The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 15,000 shares of common stock and (b) 7,500 shares of common stock that could be obtained upon the conversion of 7,500 warrants.
[9]	The business address of this Selling Securityholder is 2 Greenwich Office Park, Suite 300, Greenwich, CT 06831. The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 57,142 shares of common stock and (b) 28,571 shares of common stock that could be obtained upon the conversion of 28,571 warrants.
[10]	The business address of this Selling Securityholder is 5910 N. Central Expy., Ste. 1475, Dallas, TX 75206.
[11]	The business address of this Selling Securityholder is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. The number of shares of common stock owned by this Selling Securityholder prior to the offering includes: (a) 818,811 shares of common stock, (b) the equivalent of 10,463 shares of common stock that could be voted as a result of accrued and unpaid Preferred Dividends (as defined in the Certificate of Designations) at the current conversion rate and assuming a calculation on November 23, 2021 (such shares, the “PWIMF Accrual Shares”) and (c) 1,032,074 shares of common stock that could be obtained upon the conversion of 1,200,829 warrants (and, for the avoidance of doubt does not include the 884,015 shares of common stock that could be obtained upon the conversion of 88,954 shares of Preferred Stock which is separately stated on this line). The PWIMF Accrual Shares may be offered if the Company elects not to pay any accrued and unpaid dividends in cash at the time of a conversion, but the Selling Securityholder will not know that until such conversion occurs. The number of shares of common stock offered by this Selling Securityholder includes the PWIMF Accrual Shares. Certain of the Selling Securityholder’s warrants are subject to a 9.9% beneficial ownership blocker (the “Blocker”). The table shows the number of shares of common stock that would be issuable upon the exercise in full of the warrants and does not give effect to the Blocker.
[12]	The business address of this Selling Securityholder is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. The number of shares of common stock owned by this Selling Securityholder prior to the offering includes: (a) 81,289 shares of common stock, (b) the equivalent of 1,299 shares of common stock that could be voted as a result of accrued and unpaid Preferred Dividends (as defined in the Certificate of Designations) at the current conversion rate and assuming a calculation on November 23, 2021 (such shares, the “PWPI Accrual Shares”) and (c) 124,605 shares of common stock that could be obtained upon the conversion of 141,365 warrants (and, for the avoidance of doubt does not include the 109,774 shares of common stock that could be obtained upon the conversion of 11,046 shares of Preferred Stock which is separately stated on this line). The PWPI Accrual Shares may be offered if the Company elects not to pay any accrued and unpaid dividends in cash at the time of a conversion, but the Selling Securityholder will not know that until such conversion occurs. The number of shares of common stock offered by this Selling Securityholder includes the PWPI Accrual Shares. Certain of the Selling Securityholder’s warrants are subject to the Blocker. The table shows the number of shares of common stock that would be issuable upon the exercise in full of the warrants and does not give effect to the Blocker.
[13]	The business address of this Selling Securityholder is c/o Saker Management LP, 444 N. Wells St., Ste. 504, Chicago, IL 60654.
[14]	This Selling Securityholder is a separate account investment advisory client of Coliseum Capital Management, LLC (“CCM”). Christopher Shackelton, a director of the registrant, and Adam Gray are managers of CCM. Messrs. Shackelton and Gray share voting and dispositive control over the securities held by this Selling Securityholder. The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 203,544 shares of common stock, (b) the equivalent of 15,819 shares of common stock that could be voted as a result of accrued and unpaid Preferred Dividends (as defined in the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”)) at the current conversion rate and assuming a calculation on November 23, 2021 (such shares, the “Blackwell Accrual Shares”), and (c) 133,653 shares of common stock that could be obtained upon the conversion of 133,653 warrants (and, for the avoidance of doubt does not include the 1,336,537 shares of common stock that could be obtained upon the conversion of 134,489 shares of Preferred Stock which is separately stated on this line). The Blackwell Accrual Shares may be offered if the Company elects not to pay any accrued and unpaid dividends in cash at the time of a conversion, but the Selling Securityholder will not know that until such conversion occurs. The number of shares of common stock offered by this Selling Securityholder includes the Blackwell Accrual Shares. The business address of this Selling Securityholder is c/o Coliseum Capital Management, LLC, 105 Rowayton Avenue, Rowayton, CT 06853.
[15]	This Selling Stockholder is an investment limited partnership of which CCM is the investment adviser and of which Coliseum Capital, LLC (“CC”) is the general partner. Christopher Shackelton, a director of the registrant, and Adam Gray are managers of CCM and CC. Messrs. Shackelton and Gray share voting and dispositive control over the securities held by this Selling Securityholder. The number of shares of common stock owned by this Selling Securityholder prior to the offering includes: (a) 602,066 shares of common stock, (b) the equivalent of 42,992 shares of common stock that could be voted as a result of accrued and unpaid Preferred Dividends (as defined in the Certificate of Designations) at the current conversion rate and assuming a calculation on November 23, 2021 (such shares, the “CCP Accrual Shares”), (c) 363,241 shares of common stock that could be obtained upon the conversion of 363,241 warrants, and (d) 24,448 shares of common stock that could be obtained upon the conversion of 24,448 options (and, for the avoidance of doubt does not include the 3,632,407 shares of common stock that could be obtained upon the conversion of 365,511 shares of Preferred Stock which is separately stated on this line). The CCP Accrual Shares may be offered if the Company elects not to pay any accrued and unpaid dividends in cash at the time of a conversion, but the Selling Securityholder will not know that until such conversion occurs. The number of shares of common stock offered by this Selling Securityholder includes the CCP Accrual Shares. The number of shares of common stock owned by this Selling Securityholder after the offering includes: (a) 602,066 shares of common stock and (b) 24,448 shares of common stock that could be obtained upon the conversion of 24,448 options. The business address of this Selling Securityholder is c/o Coliseum Capital Management, LLC, 105 Rowayton Avenue, Rowayton, CT 06853.
[16]	The business address of this Selling Securityholder is 50 West State St., 9th Fl., Trenton, NJ 08608.
[17]	Mr. Murnane serves as our Chief Executive Officer and Chairman. The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 254,667 shares of common stock and (b) 57,143 shares of common stock that could be obtained upon the conversion of 57,143 warrants. Mr. Murnane also owns 1,060,927 options to purchase the Company’s common stock.
[18]	Mr. Weil is a former member of our Board of Directors.
[19]	Mr. Weil is the controlling member of LWEH2 LLC.
[20]	The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 4,490 shares of common stock and (b) 3,500 shares of common stock that could be obtained upon the conversion of 7,000 warrants.
[21]	The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 9,542 shares of common stock and (b) 10,000 shares of common stock that could be obtained upon the conversion of 20,000 warrants.
[22]	The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 7,000 shares of common stock and (b) 235 shares of common stock that could be obtained upon the conversion of 470 warrants.
[23]	The number of shares of common stock beneficially owned by this Selling Securityholder prior to the offering includes: (a) 5,714 shares of common stock and (b) 2,500 shares of common stock that could be obtained upon the conversion of 5,000 warrants.

Each of the Selling Securityholders that is a broker-dealer or an affiliate of a broker-dealer has represented to us that it purchased the securities offered by this prospectus in the ordinary course of business and, at the time of purchase of those securities, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

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MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently, our shares of common stock are listed on the Nasdaq Capital Market under the symbol “LAZY” and our warrants are quoted on the OTC Pink marketplace under the symbol “LAZYW”. The Series A Preferred Stock is not currently listed or quoted on any exchange or marketplace and we do not intend to apply for listing or quotation of our Series A Preferred Stock on any exchange or marketplace in the future.

As of the date of this prospectus, there were 39 holders of record of our shares of common stock, 4 holders of record of our shares of Series A Preferred Stock and 17 holders of record of our warrants.

We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends on our common stock in the foreseeable future. Our board of directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility and the Certificate of Designations for the Series A Preferred Stock.

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FORWARD-LOOKING STATEMENTS

Certain statements in this Registration Statement on Form S-1 constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this Registration Statement on Form S-1 and the prospectus, including, without limitation, statements regarding the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition and the measures the Company has taken in response to the COVID-19 pandemic, the Company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and the Company can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

●	The COVID-19 pandemic had a significant adverse impact on the Company’s business, results of operations and financial condition in the first months of the COVID-19 pandemic; while increased sales since then have more than offset the initial adverse impact, there can be no assurance that such sales growth will continue at the same rate or at all, and the Company’s sales may ultimately decline, meaning that, in the long term, COVID-19 could result in a net negative impact on its business.

●	The Company is currently ineligible to file a registration statement on Form S-3 to register the offer and sale of securities, which could adversely affect its ability to raise future capital.

●	The Company’s business is affected by the availability of financing to it and its customers.

●	The Company’s success will depend to a significant extent on the wellbeing, as well as the continued popularity and reputation for quality, of the Company’s manufacturers, particularly, Thor Industries, Inc., Winnebago Industries, Inc. and Forest River, Inc.

●	Any change, non-renewal, unfavorable renegotiation or termination of the Company’s supply arrangements for any reason could have a material adverse effect on product availability and cost and the Company’s financial performance.

●	The Company’s business is impacted by general economic conditions in its markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending that may adversely affect its business, financial condition and results of operations.

●	The Company depends on its ability to attract and retain customers.

●	Competition in the market for products, services and protection plans targeting the RV lifestyle or RV enthusiast could reduce the Company’s revenues and profitability.

●	The Company’s expansion into new, unfamiliar markets presents increased risks that may prevent it from being profitable in these new markets. Delays in acquiring or opening new retail locations could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	Natural disasters (including hurricanes), regardless of cause, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt business and result in lower sales and otherwise adversely affect the Company’s financial performance.

●	Unforeseen expenses, difficulties and delays encountered in connection with expansion through acquisitions could inhibit the Company’s growth and negatively impact its profitability.

●	Failure to maintain the strength and value of the Company’s brands could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	Failure to successfully procure and manage inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	The Company’s same store sales may fluctuate and may not be a meaningful indicator of future performance.

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●	The cyclical nature of the Company’s business has caused its sales and results of operations to fluctuate. These fluctuations are likely to continue in the future, which could result in operating losses during downturns.

●	The Company’s business is seasonal, and this leads to fluctuations in sales and revenues.

●	The Company’s business may be adversely affected by unfavorable conditions in its local markets, even if those conditions are not prominent nationally.

●	The Company may not be able to satisfy its debt obligations upon the occurrence of a change in control under its credit facility.

●	The Company’s ability to operate and expand its business and to respond to changing business and economic conditions will depend on the availability of adequate capital.

●	The documentation governing the Company’s credit facility contains restrictive covenants that may impair the Company’s ability to access sufficient capital and operate its business.

●	Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR may adversely affect the Company.

●	The Company depends on its relationships with third party providers of services, protection plans, financing, insurance, products and resources and a disruption of these relationships or of these providers’ operations could have an adverse effect on the Company’s business and results of operations. The Company cannot ensure these third parties will continue to provide RV financing and other products.

●	Fuel shortages, or high prices for fuel, could have a negative effect on the Company’s business.

●	If the Company is unable to retain senior executives and attract and retain other qualified employees, the Company’s business might be adversely affected.

●	The Company’s business depends on its ability to maintain sufficient quantity and quality of staff.

●	The Company primarily leases its retail locations. If the Company is unable to maintain those leases or locate alternative sites for retail locations in its target markets and on terms that are acceptable to it, the Company’s revenues and profitability could be adversely affected.

●	The Company’s business is subject to numerous federal, state and local regulations.

●	Regulations applicable to the sale of extended service contracts could materially impact the Company’s business and results of operations.

●	If state dealer laws are repealed or weakened, the Company’s dealerships will be more susceptible to termination, non-renewal or renegotiation of dealer agreements.

●	The Company failing to comply with certain environmental regulations or changing regulations could adversely affect the Company’s business, financial condition and results of operations.

●	Climate change legislation or regulations restricting emission of “greenhouse gases” could result in increased operating costs and reduced demand for the RVs the Company sells.

●	The Company may be unable to enforce its intellectual property rights and/or the Company may be accused of infringing the intellectual property rights of third parties which could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	If the Company is unable to maintain or upgrade its information technology systems or if the Company is unable to convert to alternative systems in an efficient and timely manner, the Company’s operations may be disrupted or become less efficient.

●	Any disruptions to the Company’s information technology systems or breaches of the Company’s network security could interrupt its operations, compromise its reputation, compromise its data, expose it to litigation, government enforcement actions and costly response measures and could have a material adverse effect on the Company’s business, financial condition and results of operations.

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●	Increases in the minimum wage or overall wage levels could adversely affect the Company’s financial results.

●	The Company may be subject to liability claims if people or property are harmed by the products the Company sells and services and may be adversely impacted by manufacturer safety recalls.

●	The Company may be named in litigation, which may result in substantial costs and reputational harm and divert management’s attention and resources.

●	The Company’s risk management policies and procedures may not be fully effective in achieving their purposes.

●	The Company could incur asset impairment charges for goodwill, intangible assets or other long-lived assets.

●	Future resales of the shares of common stock of the Company issued to the stockholders and the investors in the PIPE Investment may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

●	Nasdaq may delist the Company’s common stock from its exchange, which could limit investors’ ability to make transactions in the Company’s common stock and subject the Company to additional trading restrictions.

●	The Company, as a party to a prior transaction with a special purpose acquisition company (or SPAC), may receive negative scrutiny of, or attention towards, its financial statements (including from the Securities and Exchange Commission), which could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	The Company’s outstanding convertible preferred stock, warrants and options may have an adverse effect on the market price of its common stock.

●	Stockholders may become diluted as a result of the issuance of options under existing or future incentive plans or the issuance of common stock as a result of acquisitions or otherwise.

●	The price of the Company’s common stock may be volatile for a variety of reasons.

●	The conversion of the Series A Preferred Stock into Company common stock may dilute the value for the other holders of Company common stock.

●	The holders of Series A Preferred Stock own a large portion of the voting power of the Company common stock and have the right to nominate two members to the Company’s Board. As a result, these holders may influence the composition of the Board and future actions taken by the Board.

●	The holders of the Series A Preferred Stock have certain rights that may not allow the Company to take certain actions.

●	The Company’s stock repurchase program could increase the volatility of the price of the Company’s Common Stock.

●	The Company’s amended and restated certificate of incorporation provides to the fullest extent permitted by law that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions between the Company and its stockholders, which could limit the Company’s stockholders’ ability to obtain a judicial forum viewed by the stockholders as more favorable for disputes with the Company or the Company’s directors, officers or employees.

●	The fair value of warrant liabilities may fluctuate.

●	The Company must be able to maintain an effective system of internal controls and accurately report its financial results and remediate material weaknesses.

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PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by the broker dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	directly to purchasers, including through a specific bidding, auction or other process;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Securityholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities, including all underwriting commissions, broker fees or similar fees that may be incurred by certain Selling Securityholders who hold both preferred shares and warrants. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DETERMINATION OF OFFERING PRICE OF PREFERRED STOCK

The various factors considered in determining the conversion price of the Series A Preferred Stock in 2017 were the valuation of the securities of Andina taking into account the impact of the Mergers and the rights and preferences of the Series A Preferred Stock.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

As of the date of this prospectus, we had one class of securities registered under Section 12 of the Exchange Act, our common stock.

The following is a description of the material terms of our common stock and preferred stock as set forth in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Bylaws (the “Bylaws”), and our Certificate of Designations of Series A Preferred Stock (the “Certificate of Designation”), which govern the rights of our common stock and preferred stock. This description is only a summary. You should read it together with the Certificate of Incorporation, Bylaws, and Certificate of Designation, which are included as exhibits to this Registration Statement on Form S-1 and incorporated by reference herein.

General

Our Certificate of Incorporation provides for the issuance of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of November 22, 2021, we had 12,410,347 shares of common stock outstanding and 600,000 shares of Series A Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of our shares voted for the election of directors can elect all of the directors.

Holders of our common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends on our common stock in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility and the Certificate of Designations for the Series A Preferred Stock.

Our Board currently consists of seven directors who are divided into three classes including two directors designated by the holders of the Series A Preferred Stock. Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The current classification of our Board is: (i) Class A – has two directors with a term expiring at the 2022 annual meeting of stockholders; (ii) Class B – has two directors with a term expiring at the 2023 annual meeting of stockholders; and (iii) Class C – has three directors with a term expiring at the 2024 annual meeting of stockholders.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Any designated series of preferred stock shall have such powers, designations, preferences and relative, participation or optional or other special rights and qualifications, limitations or restrictions as shall be expressed in the resolution adopted by the Board. Once designated by our Board, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our Certificate of Incorporation and any certificates of designation that our Board may adopt. Prior to the issuance of shares of each series of preferred stock, the Board is required by the Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following: (i) entitled to voting powers, full or limited; (ii) subject to redemption at such time or times and at such price or prices as our Board may establish; (iii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as our Board may establish; (iv) entitled to such rights upon the dissolution of us, or upon any distribution of our assets, as our Board may establish; or (v) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of ours at such price or prices or at such rates of exchange and with such adjustments as our Board may establish.

Series A Preferred Stock

In connection with the PIPE Investment on March 15, 2018, we designated 600,000 shares as Series A Preferred Stock.

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The material terms of the Series A Preferred Stock are as follows:

The Series A Preferred Stock ranks senior to all outstanding capital stock of the Company. Except as required by law or by the Certificate of Designation, holders of the Series A Preferred Stock will be entitled to vote on an as-converted basis together with the holders of our common stock, and not as a separate class, at any annual or special meeting of Company stockholders. However, the Certificate of Designation provides holders of the Series A Preferred Stock with a separate vote requiring the vote or consent of a majority of the Series A Preferred Stock (unless otherwise waived by a majority of the Series A Preferred Stock) relating to certain actions, including: (i) the liquidation, dissolution or winding up of the Company if the holders of Series A Preferred Stock will not have the option to receive the full liquidation preference; (ii) any amendment or repeal of the Certificate of Incorporation or Bylaws that adversely modifies the rights, preferences, privileges or voting powers of the Series A Preferred Stock; (iii) any authorization or issuance of a new class of securities having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock: (iv) any increase or decrease in the authorized number of Series A Preferred Stock; (v) any increase in the number of members of the Board above eight (8); (vi) certain issuances of senior indebtedness or certain incurrences of floor plan financing; (vii) any sale or agreement to license any material asset or material portion of the assets of the Company or any subsidiary other than in the ordinary course of business; (viii) the making of capital expenditures during any four consecutive fiscal quarters in excess of 25% of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for such four (4) fiscal quarters; (ix) any change by the Company or any subsidiary in its principal line of business or entry into an additional line of business; and (x) the appointment of any Chief Executive Officer, other than William Murnane.

The Series A Preferred Stock will be convertible into shares of our common stock at the holder’s election at any time, and such holder will receive such number of shares of common stock as is equal to the product obtained by multiplying the conversion rate then in effect by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares. The conversion rate is calculated as the quotient obtained by dividing the liquidation preference then in effect by the conversion price. Currently, the conversion rate is 9.9378882 calculated by dividing the liquidation preference currently in effect of $100 by the initial conversion price of $10.0625. The conversion price will be subject to adjustment for stock dividends, forward and reverse splits, combinations and similar events, as well as for certain dilutive issuances. The liquidation preference and initial conversion price are set forth in the Certificate of Designation and were determined based on the valuation of the securities of Andina taking into account the impact of the Mergers and the rights and preferences of the Series A Preferred Stock. As a result, the 600,000 shares of Series A Preferred Stock are convertible into 5,962,733 shares of common stock (this excludes accrued dividends which the Company may elect to pay in cash or shares of common stock).

Dividends on the Series A Preferred Stock will accrue at an initial rate of 8% per annum (the “Dividend Rate”), compounded quarterly, and be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a business day, in which event such preferred dividends shall be payable on the next succeeding business day, without accrual to the actual payment date). If we do not declare and pay dividends on any dividend payment date, such accrued and unpaid dividends, until paid in full in cash, will accrue at the then applicable Dividend Rate plus 2%. The Dividend Rate will be increased to 11% per annum, compounded quarterly, in the event our senior indebtedness less unrestricted cash during any trailing twelve month period ending at the end of any fiscal quarter is greater than 2.25 times EBITDA (as defined in the Certificate of Designations of the Series A Preferred Stock) for such preceding twelve-month period. The Dividend Rate will be reset to 8% at the end of the first fiscal quarter when our senior indebtedness less unrestricted cash during the trailing twelve month period ending at the end of such quarter is less than 2.25 times EBITDA for such preceding twelve-month period.

If, at any time following the second anniversary of the issuance of the Series A Preferred Stock, the volume weighted average price of our common stock equals or exceeds $25.00 (as adjusted for stock dividends, splits, combinations and similar events) for a period of thirty consecutive trading days, we may force the conversion of any or all of the outstanding Series A Preferred Stock at the conversion price then in effect. From and after the eighth anniversary of the issuance of the Series A Preferred Stock, we may elect to redeem all, but not less than all, of the outstanding Series A Preferred Stock in cash at the stated value thereof plus all accrued and unpaid dividends. From and after the ninth anniversary of the issuance of the Series A Preferred Stock, each holder of Series A Preferred Stock has the right to require us to redeem all of such holder’s outstanding shares of Series A Preferred Stock in cash at the stated value thereof plus all accrued and unpaid dividends.

In the event of any liquidation, merger, sale, dissolution or winding up of the Company, holders of the Series A Preferred Stock will have the right to (i) payment in cash equal to the liquidation preference thereof plus all accrued and unpaid dividends, or (ii) convert the shares of Series A Preferred Stock into our common stock and participate on an as-converted basis with our holders of common stock.

So long as the Series A Preferred Stock is outstanding, the holders thereof, by the vote or written consent of the holders of a majority in voting power of the outstanding Series A Preferred Stock, shall have the right to designate two members to our Board.

The holders of Series A Preferred Stock may elect in writing to the Company to be subject to a beneficial ownership limitation, initially set at 9.99% (but which may subsequently be set at a higher or lower percentage by the electing holder) of the shares of common stock then outstanding after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock held by such holder. If a holder of the Series A Preferred Stock has elected to be subject to a beneficial ownership limitation, the Company shall not effect any conversion of the Series A Preferred Stock and the holder shall not have any right to convert any portion of the Series A Preferred Stock if after giving effect to such conversion, the holder would beneficially own in excess of its then applicable beneficial ownership limitation.

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The securities purchase agreement entered into in connection with the sale of the Series A Preferred Stock also includes the following rights:

●	Subject to applicable securities laws and regulations, any purchaser that continues to hold Series A Preferred Stock convertible into 5% or more of the then issued and outstanding shares of our common stock shall also have a preemptive right to purchase its pro rata share of all equity securities that we may, from time to time, propose to sell and issue after the consummation of the Mergers (subject to certain exceptions).

●	If we seek to consummate any debt financings (other than (i) non-distressed floor plan financings on customary terms and conditions and with an interest rate of not greater than 5% per annum, (ii) the replacement or refinancing of existing indebtedness where the replaced or refinanced indebtedness does not exceed the existing amount of indebtedness and are not on terms materially worse than the indebtedness being replaced or refinanced, and (iii) advances or other extensions of credit under a revolving credit facility or floor plan credit facility) after the consummation of the Mergers, Coliseum Capital Management, LLC shall be entitled to a right of first refusal to provide the funding necessary for such debt financings provided that it still holds an aggregate of at least $10 million of the Series A Preferred Stock. Coliseum Capital Management, LLC will have a period of 15 business days to notify us of its intention to exercise its right.

●	If we receive in excess of $1 million as a result of indemnification claims made in respect of certain breaches of representations and warranties of Lazydays RV under the Merger Agreement, the holders of the Series A Preferred Stock shall have a right to require us to utilize such amounts in excess of the $1 million to redeem their shares of Series A Preferred Stock for the liquidation preference of such shares.

There are no sinking fund provisions applicable to our shares of Series A Preferred Stock.

Warrants

As of November 22, 2021, 5,857,652 warrants are outstanding. The description that follows is of the public warrants, pre-funded warrants and private warrants covered by this registration statement. The warrants became exercisable on March 15, 2018 (the date of the consummation of our initial business combination). The warrants have an exercise price of $11.50 except for the pre-funded warrants that have an exercise price of $0.01 and the private warrants that are exercisable as follows: each warrant is exercisable into one-half share of common stock or two warrants are exercisable into one share of common stock at a price of $11.50 per share of common stock. The exercise price of the warrants (except for the pre-funded warrants) was set at $11.50 consistent with the exercise price of the private warrants that preceded the warrants issued in the PIPE offering. The exercise price of the pre-funded warrants was set at $0.01 because the PIPE investors paid $8.74 out of the full $8.75 exercise price at the time of subscribing for their investment. The pre-funded warrants were valued differently and had a different exercise price because the holders electing to receive pre-funded warrants received them because they elected to be subject to a beneficial ownership limitation such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.99% of the shares of our common stock then outstanding.

Warrants may be exercised for cash or, at the option of the holder, on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act by surrendering the warrants for that number of shares of common stock as determined under the warrants. The warrants covered by this registration statement expire March 15, 2023 (five years following the date of consummation of our initial business combination) at 5:00 p.m., New York City time, except for the pre-funded warrants that do not have an expiration date.

We may call the warrants for redemption (excluding the pre-funded warrants and any private warrants no longer held by the initial purchaser) in whole and not in part, at a price of $0.01 per warrant,

●	at any time while the warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of our common stock equals or exceeds $24.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

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The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of our common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of our common stock or any voting rights unless and until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of our common stock held of record on all matters to be voted on by stockholders.

No fractional shares of or common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of the Company, the Company will, upon exercise, follow the requirements of the DGCL.

Our warrants are quoted on the OTC Pink marketplace under the symbol “LAZYW”.

Contractual Arrangements

We are party to registration rights agreements pursuant to which certain securityholders have been granted demand and “piggy-back” registration rights with respect to their securities. We are required to maintain a registration statement relating to such securities or we could be liable for liquidated damages under certain circumstances. Additionally, we have agreed that so long as the private warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants and we will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective). However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the private warrants were issued in a private transaction, the holders and their transferees will be allowed to exercise such warrants for cash even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective and receive unregistered shares of common stock. The registration rights agreements do not expire.

Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

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LEGAL MATTERS

The validity of the securities offered through this prospectus has been passed on by Holland and Knight LLP.

EXPERTS

The consolidated financial statements of the Company at December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Additionally, our Internet website is www.lazydays.com. Our reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available, free of charge, under the Investor Relations – Finance Information tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION BY REFERENCE

The information incorporated by reference is considered to be a part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information. The documents and other information incorporated by reference are:

●	Annual Report on Form 10-K for the year ended December 31, 2020 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2021 annual meeting of shareholders, filed on April 29, 2021) and Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2020 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2021 annual meeting of shareholders, filed on April 29, 2021);

●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

●	Current Reports on Form 8-K filed with the SEC on January 25, 2021, February 17, 2021, March 23, 2021, April 26, 2021 (two reports), April 29, 2021, May 24, 2021, June 3, 2021, June 10, 2021, June 15, 2021, June 30, 2021, July 20, 2021, September 13, 2021, October 19, 2021 and October 25, 2021;

●	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 15, 2018, including any amendment or report filed for the purpose of updating such description, which description is amended by the description contained in this prospectus; and

●	All documents subsequently filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus shall be deemed to be incorporated by reference into the prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, we are not incorporating any document or information that we deemed within a Current Report on Form 8-K or Form 8-K/A to have been furnished and not filed in accordance with SEC rules. You can obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address described above, or at our website at www.lazydays.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requestor. You can request these documents by calling (813) 246-4999 or making a written request to our Investor Relations department at:

Lazydays Holdings, Inc.

6130 Lazy Days Boulevard

Seffner, Florida 33584

Attn: Investor Relations

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

Please note that information contained in our website (www.lazydays.com), whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

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1,712,912 shares of Common Stock

600,000 shares of Series A Convertible Preferred Stock

1,635,772 Warrants

5,962,733 shares of Common Stock Issuable upon Conversion of the Series A Preferred Stock

1,608,522 shares of Common Stock Issuable upon Exercise of the Warrants

Lazydays Holdings, Inc.

Prospectus

                        , 2021

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Company, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.

SEC registration fee		$16,644.53
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and miscellaneous expenses	$	*
Total	$	*

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), which the Company is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL and the Company’s Bylaws empower the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under Section 145.

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According to Company’s Amended and Restated Certificate of Incorporation (the “Articles”) and the Bylaws, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the Article 8 by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.

The Articles also permits the Company, to the full extent permitted by Section 145 of DGCL, to indemnify all persons whom it may indemnify pursuant thereto. The Articles and Bylaws provide that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which such officer or director may be entitled to indemnification under the Articles shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized hereby.

According to the Bylaws, the indemnification and advancement of expenses provided by, or granted pursuant to the Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

On July 8, 2020, an institutional investor exercised a pre-funded warrant issued in the PIPE Investment with respect to 620,000 shares of our common stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 619,259 shares of our common stock.

On July 23, 2020, an institutional investor exercised a pre-funded warrant issued in the PIPE Investment with respect to 419,142 shares of our common stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 418,781 shares of our common stock.

On December 22, 2020, an institutional investor exercised a warrant issued in the PIPE Investment with respect to 28,571 shares of our common stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 5,755 shares of our common stock.

On, March 17, 2021, an institutional investor exercised a warrant issued in the PIPE Investment with respect to 728,571 shares of our common stock pursuant to the cashless exercise provisions on the warrant, resulting in the issuance of 728,571 shares of our common stock.

On, May 6, 2021, an institutional investor exercised a warrant issued in the PIPE Investment with respect to 92,000 shares of our common stock pursuant to the cashless exercise provisions on the warrant, resulting in the issuance of 47,866 shares of our common stock.

On, February 16, 2021, an institutional investor exercised a warrant issued in the PIPE Investment with respect to 11,429 shares of our common stock pursuant to the cashless exercise provisions on the warrant, resulting in the issuance of 11,429 shares of our common stock.

On, March 17, 2021, an institutional investor exercised a warrant issued in the PIPE Investment with respect to 276,737 shares of our common stock pursuant to the cashless exercise provisions on the warrant, resulting in the issuance of 276,737 shares of our common stock.

The above issuances were exempt from registration under the Securities Act pursuant to Section 3(a)(9) of such act, as exchanges of Company securities by existing security holders where no commission or remuneration was paid or given directly or indirectly for soliciting the exchanges.

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Item 16.	Exhibits and Financial Statement Schedules

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a)	Exhibits

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of October 27, 2017, by and among Andina Acquisition Corp. II, Andina II Holdco Corp., Andina II Merger Sub Inc., Lazy Days’ R.V. Center, Inc. and A. Lorne Weil (included as Annex A to the Proxy Statement/Prospectus/Information Statement and incorporated herein by reference).
2.2	Asset Purchase Agreement among BYRV, Inc., BYRV Washington, Inc., Bruce Young, Mark Bretz, The Bruce A. Young Revocable Trust, The Bruce A. Young 2021 Gift Trust and Lazydays RV of Oregon, LLC, effective as of July 9, 2021 (filed as Exhibit 2.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and incorporated herein by reference).
3.1	Form of Amended and Restated Certificate of Incorporation of Lazydays Holdings, Inc. (included as Annex B to the Proxy Statement/Prospectus/Information Statement and incorporated herein by reference).
3.2	Form of Bylaws of Lazydays Holdings, Inc. (included as Annex B to the Proxy Statement/Prospectus/Information Statement and incorporated herein by reference).
3.3	Certificate of Designations of Series A Preferred Stock of Lazydays Holdings, Inc. (included as Annex D to the Proxy Statement/Prospectus/Information Statement and incorporated herein by reference).
4.1	Specimen Common Stock Certificate of Lazydays Holdings, Inc. (filed as Exhibit 4.5 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
4.2	Form of Unit Purchase Option issued to EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.5 of Andina’s Form S-1/A filed on November 6, 2015).
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Andina (incorporated by reference to Exhibit 4.7 of Andina’s Form S-1/A filed on November 6, 2015).
4.4	Form of Specimen Series A Preferred Stock Certificate (filed as Exhibit 4.4 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed with the SEC on March 30, 2018 and incorporated herein by reference).
4.5	Form of Common Stock purchase warrant (filed as Exhibit 4.5 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed with the SEC on March 30, 2018 and incorporated herein by reference).
4.6	Form of Pre-Funded Common Stock Purchase warrant (filed as Exhibit 4.6 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed with the SEC on March 30, 2018 and incorporated herein by reference).
5.1	Opinion of Holland & Knight LLP.**
10.1	Registration Rights Agreement between Andina and certain security holders of Andina (incorporated by reference to Exhibit 10.1 of Andina’s Current Report on Form 8-K filed on December 1, 2015).
10.2	2018 Long-Term Incentive Plan+ (included as Annex C to the Proxy Statement/Prospectus/Information Statement and incorporated herein by reference).
10.3	Employment Agreement between Lazydays Holdings, Inc. and William Murnane+ (filed as Exhibit 10.11 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.5.1	Form of Securities Purchase Agreement (Preferred) (filed as Exhibit 10.13.1 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.5.2	Form of Securities Purchase Agreement (Unit) (filed as Exhibit 10.13.2 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.6	Lease Agreement by and between Cars MTI-4 L.P., as Landlord, and LDRV Holdings Corp., as Tenant (filed as Exhibit 10.14 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.7	Lease Agreement between Chambers 3640, LLC, as Landlord, and Lazydays Mile HI RV, LLC, as Tenant (filed as Exhibit 10.15 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.8	Lease Agreement between 6701 Marketplace Drive, LLC, as Landlord, and Lazydays RV America, LLC, as Tenant (filed as Exhibit 10.16 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.9	Lease Agreement between DS Real Estate, LLC, as Landlord, and Lazydays RV Discount, LLC, as Tenant (filed as Exhibit 10.17 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).
10.10	Credit Agreement, dated March 15, 2018, among LDRV Holdings Corp., Lazydays RV America, LLC, Lazydays RV Discount, LLC and Lazydays Mile HI RV, LLC, and various other affiliated entities thereafter parties thereto, as Borrowers, Manufacturers and Traders Trust Company, as Administrative Agent, Swingline Lender, Issuing Bank and Lender, and various other financial institutions who may become lender parties thereto (filed as Exhibit 10.10 to the Form 8-K filed on March 21, 2018).
10.11	Security Agreement, dated March 15, 2018, by and between LDRV Holdings Corp., Lazydays RV America, LLC, Lazydays RV Discount, LLC, and Lazydays Mile HI RV, LLC, as Borrowers, Lazydays Holdings Inc., Lazy Days’ R.V. Center, Inc., Lazydays RV America, LLC, and Lazydays Land Holdings, LLC, as Guarantors, and Manufacturers and Traders Trust Company, as administrative agent under the Credit Agreement of even date therewith (filed as Exhibit 10.11 to the Form 8-K filed on March 21, 2018).

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10.12	Guaranty Agreement, dated March 15, 2018, by certain parties named therein (filed as exhibit 10.12 to the Form 8-K filed on March 21, 2018).
10.13	Form of Registration Rights Agreement between Lazydays Holdings, Inc. and the PIPE investors. (filed as Exhibit 10.13 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed with the SEC on March 30, 2018 and incorporated herein by reference).
10.14	Form of Registration Rights Agreement between Lazydays Holdings, Inc. and the PIPE investors. (filed as Exhibit 10.14 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed with the SEC on March 30, 2018 and incorporated herein by reference).
10.15	Employment Offer Letter between Lazydays Holdings, Inc. and Nicholas Tomashot.+ (filed as Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed with the SEC on May 22, 2018 and incorporated herein by reference).
10.16	Second Amendment to Credit Agreement, dated as of December 6, 2018, by and among the Borrowers named therein, the Guarantors named therein and Manufacturers and Traders Trust Company (filed as Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on December 12, 2018 and incorporated herein by reference).
10.17	Lazydays Holdings, Inc. 2019 Employee Stock Purchase Plan (filed as Exhibit 10.1 to the Form 8-K filed on May 23, 2019)
10.18	Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan (filed as exhibit 10.2 to the Form 8-K filed on May 23, 2019).
10.19	Third Amendment and Joinder to Credit Agreement, dated as of March 6, 2020, by and among the Existing Borrowers named therein, Lone Star Acquisition LLC, authorized to conduct business in the State of Texas as Lone Star Land of Houston, LLC, Lone Star Diversified, LLC, the Guarantors named therein, Manufacturers and Traders Trust Company and the lenders party to the credit agreement (filed as Exhibit 10.19 to Annual Report on Form 10-K for the year ended December 31, 2019, and incorporated herein by reference).
10.20	Fourth Amendment and Joinder to Credit Agreement, dated as of April 16, 2020, by and among the Borrowers named therein, the Guarantors named therein, Manufacturers and Traders Trust Company and the lenders party to the credit agreement (filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and incorporated herein by reference).
10.21	Amended and Restated Credit Agreement, dated as of July 14, 2021, by and among LDRV Holdings Corp., Lazydays RV America, LLC, Lazydays RV Discount, LLC and Lazydays Mile HI RV, LLC, Manufacturers and Traders Trust Company, as Administrative Agent, Swingline Lender, Issuing Bank and a Lender, and other financial institutions as Lender parties thereto (filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and incorporated herein by reference).
10.22	Form of Term Note (U.S. Small Business Administration Paycheck Protection Program) in favor of M&T Bank (filed as Exhibit 10.1 to Current Report on Form 8-K on May 4, 2020, and incorporated herein by reference).
21.1	Subsidiaries of the Company (filed as Exhibit 21.1 to Annual Report on Form 10-K for the year ended December 31, 2020, and incorporated herein by reference).
23.1	Consent of Marcum LLP.*
23.2	Consent of RSM US LLP.*
23.3	Consent of Holland & Knight LLP (included with Exhibit 5.1).**
24.1	Power of Attorney (included with the signature page of this Form S-1).
101.INS	XBRL Instance Document.*
101.SCG	XBRL Taxonomy Extension Schema.*
101.CAL	XBRL Taxonomy Calculation Linkbase.*
101.DEF	XBRL Taxonomy Definition Linkbase.*
101.LAB	XBRL Taxonomy Extension Label Linkbase.*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase.*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).*
*	Filed herewith.
**	To be filed by amendment.
+	Management compensatory plan or arrangement.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seffner, State of Florida, on the 23rd day of November, 2021.

LAZYDAYS HOLDINGS, INC.

By:	/s/ William P. Murnane
William P. Murnane
Chief Executive Officer and Chairman

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Murnane and Nicholas J. Tomashot and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Murnane	Chief Executive Officer and Chairman	November 23, 2021
William P. Murnane	(Principal Executive Officer)

/s/ Nicholas J. Tomashot	Chief Financial Officer	November 23, 2021
Nicholas J. Tomashot	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Jerry Comstock	Director	November 23, 2021
Jerry Comstock

/s/ Robert T. DeVincenzi	Director	November 23, 2021
Robert T. DeVincenzi

/s/ James J. Fredlake	Director	November 23, 2021
James J. Fredlake

/s/ Jordan Gnat	Director	November 23, 2021
Jordan Gnat

/s/ Erica Serow	Director	November 23, 2021
Erika Serow

/s/ Christopher S. Shackelton	Director	November 23, 2021
Christopher S. Shackelton

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